EXHIBIT 99.1

CONSOLIDATED FINANCIAL STATEMENTS OF VERISIGN, INC. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

VeriSign, Inc.:

We have audited the accompanying consolidated balance sheets of VeriSign, Inc. and subsidiaries (the Company) as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of VeriSign, Inc. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

As discussed in note 1 to the consolidated financials statements, effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the internal control over financial reporting of VeriSign, Inc. as of December 31, 2006, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated July 12, 2007 expressed an unqualified opinion on management’s assessment of, and an adverse opinion on the effective operation of, internal control over financial reporting.

/s/ KPMG LLP

Mountain View, California

July 12, 2007, except for notes 2 and 4 which are as of November 2, 2007

VERISIGN, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,
ASSETS	2006	2005
Current assets:
Cash and cash equivalents	$478,749	$466,928
Short-term investments	198,656	378,006
Accounts receivable, net of allowance for doubtful accounts of $8,083 in 2006 and $11,559 in 2005	241,570	222,131
Prepaid expenses and other current assets	294,955	126,804
Deferred tax assets	81,773	13,969
Current assets of discontinued operations	36,661	25,970

Total current assets	1,332,364	1,233,808

Property and equipment, net	605,292	558,272
Goodwill	1,442,493	1,061,963
Other intangible assets, net	333,430	225,302
Restricted cash and investments	49,437	50,972
Long-term note receivable	—	26,419
Long-term deferred tax assets	179,023	—
Other assets, net	25,214	16,985
Long-term assets from discontinued operations	7,000	7,000

Total long-term assets	2,641,889	1,946,913

Total assets	$3,974,253	$3,180,721

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$681,996	$555,240
Accrued restructuring costs	3,818	7,440
Deferred revenue	448,414	364,739
Short-term debt	199,000	—
Deferred tax liability	1,448	—
Current liabilities of discontinued operations	24,601	26,257

Total current liabilities	1,359,277	953,676

Long-term deferred revenue	159,439	127,175
Long-term accrued restructuring costs	937	10,876
Other long-term liabilities	5,175	4,995
Long-term deferred tax liabilities	24,849	19,072

Total long-term liabilities	190,400	162,118

Total liabilities	1,549,677	1,115,794
Commitments and contingencies
Minority interest in subsidiaries	47,716	41,485
Stockholders’ equity:
Preferred stock—par value $.001 per share Authorized shares: 5,000,000 Issued and outstanding shares: none	—	—
Common stock—par value $.001 per share Authorized shares: 1,000,000,000 Issued and outstanding shares: 243,844,122, excluding 35,471,662 shares held in treasury, at December 31, 2006; 246,418,940, excluding 28,981,444 shares held in treasury, at December 31, 2005	244	246
Additional paid-in capital	23,314,511	23,368,460
Unearned compensation	—	(24,199)
Accumulated deficit	(20,929,497)	(21,308,512)
Accumulated other comprehensive loss	(8,398)	(12,553)

Total stockholders’ equity	2,376,860	2,023,442

Total liabilities and stockholders’ equity	$3,974,253	$3,180,721

See accompanying Notes to Consolidated Financial Statements.

VERISIGN, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Year Ended December 31,
	2006	2005	2004
Revenues	$1,562,998	$1,604,577	$1,116,864

Costs and expenses:
Cost of revenues	574,762	508,509	437,774
Sales and marketing	376,508	477,752	246,326
Research and development	129,256	95,572	63,689
General and administrative	256,592	179,294	193,535
Restructuring, impairment and other charges (reversals), net	(4,471)	18,703	23,357
Amortization of other intangible assets	122,767	101,638	79,440
Acquired in-process research and development	16,700	7,670	—

Total costs and expenses	1,472,114	1,389,138	1,044,121

Operating income from continuing operations	90,884	215,439	72,743

Other income (expense):
Minority interest	(2,875)	(4,702)	(2,618)
Other income, net	42,643	51,974	83,425

Total other income, net	39,768	47,272	80,807

Income from continuing operations before income taxes	130,652	262,711	153,550
Income tax (benefit) expense	(243,648)	100,786	20,016

Net income from continuing operations	374,300	161,925	133,534
Discontinued operations:
Net income from discontinued operations, net of tax	4,715	16,480	19,286
Gain on sale of discontinued operations, net of tax	—	250,573	—

Net income from discontinued operations	4,715	267,053	19,286

Net income	$379,015	$428,978	$152,820

Basic net income per share from:
Continuing operations	$1.53	$0.63	$0.53
Discontinued operations	0.02	1.04	0.08

Net income	$1.55	$1.67	$0.61

Diluted net income per share from:
Continuing operations	$1.51	$0.62	$0.52
Discontinued operations	0.02	1.01	0.08

Net income	$1.53	$1.63	$0.60

Shares used in per share computation:
Basic	244,421	257,368	250,564

Diluted	247,073	263,689	255,414

See accompanying Notes to Consolidated Financial Statements

VERISIGN, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except share data)

	Year Ended December 31,
	2006	2005	2004
Common stock:
Balance, beginning of year:
246,418,940 shares at January 1, 2006
253,341,383 shares at January 1, 2005
241,829,274 shares at January 1, 2004	$246	$253	$242
Issuance of common stock for business combinations:
9,083,074 shares in 2005
9,282,349 shares in 2004	—	9	9
Issuance of common stock under stock plans:
3,915,400 shares in 2006
6,811,910 shares in 2005
6,703,777 shares in 2004	4	7	6
Repurchase of common stock:
6,490,218 shares in 2006
22,817,427 shares in 2005
4,474,017 shares in 2004	(6)	(23)	(4)
Balance, end of year:
243,844,122 shares at December 31, 2006
246,418,940 shares at December 31, 2005
253,341,383 shares at December 31, 2004	244	246	253

Additional paid-in capital:
Issuance of common stock for business combinations:	23,368,460	23,452,925	23,283,238
Reclassification of unearned compensation upon adoption of SFAS 123R	(24,199)	—	—
Issuance of common stock for business combinations	—	288,402	165,632
Common stock issued under stock plans	51,536	80,447	63,717
Issuance of stock-based compensation awards, net of variable accounting adjustments	—	(22,411)	53,630
Stock-based compensation expense	67,896	—	—
Income tax (expense) benefit from stock based awards	(14,188)	117,704	(39)
Repurchase of common stock	(134,994)	(548,607)	(113,253)

Balance, end of year	23,314,511	23,368,460	23,452,925

Unearned compensation:
Balance, beginning of year	(24,199)	(23,549)	(14,289)
Reclassification of unearned compensation upon adoption of SFAS 123R	24,199	—	—
Issuance of stock-based compensation awards	—	9,938	(56,095)
Stock-based compensation expense	—	(10,588)	46,835

Balance, end of year	—	(24,199)	(23,549)

Accumulated deficit:
Balance, beginning of year	(21,308,512)	(21,737,490)	(21,890,310)
Net income	379,015	428,978	152,820

Balance, end of year	(20,929,497)	(21,308,512)	(21,737,490)

Accumulated other comprehensive income (loss):
Balance, beginning of year	(12,553)	(1,411)	(2,002)
Translation adjustments	776	(7,988)	4,104
Change in unrealized gain (loss) on investments, net of tax	3,379	(3,154)	(3,513)

Balance, end of year	(8,398)	(12,553)	(1,411)

Total stockholders’ equity	$2,376,860	$2,023,442	$1,690,728

VERISIGN, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

	Year Ended December 31,
	2006	2005	2004
Net income	$379,015	$428,978	$152,820
Other comprehensive income:
Unrealized gain (loss) on investments, net of tax	3,382	(4,573)	(3,462)
Reclassification adjustment for (gains) losses included in net income	(3)	1,419	(51)
Translation adjustments	776	(7,988)	4,104

Net gain (loss) recognized in other comprehensive income	4,155	(11,142)	591

Comprehensive income	$383,170	$417,836	$153,411

See accompanying Notes to Consolidated Financial Statements.

VERISIGN, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2006	2005	2004
Cash flows from operating activities:
Net income	$379,015	$428,978	$152,820
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of discontinued operations	—	(250,573)	—
Depreciation and amortization of property and equipment	108,762	89,309	85,641
Amortization of other intangible assets	122,767	101,638	79,440
Acquired in-process research and development	16,700	7,670	—
Provision for doubtful accounts	(1,165)	1,041	689
Restructuring, impairment and other charges (reversals), net	(4,471)	18,703	23,357
Net (gain) loss on sale and impairment of investments	(21,258)	(11,310)	10,131
Gain on sale of VeriSign Japan stock	—	—	(74,925)
Minority interest	2,875	4,702	2,618
Stock-based compensation and other	66,285	(10,588)	46,835
Tax benefit (expense) associated with stock options	(7,833)	51,964	(39)
Deferred income taxes	(227,194)	(8,313)	(9,693)
Loss on disposal of property and equipment	—	186	—
Changes in operating assets and liabilities, excluding effects of acquisitions:
Accounts receivable	61,263	(22,665)	(67,415)
Prepaid expenses and other current assets	(109,421)	(69,277)	7,220
Accounts payable and accrued liabilities	(15,384)	75,498	37,553
Deferred revenue	103,838	74,159	71,106

Net cash provided by operating activities	474,779	481,122	365,338

Cash flows from investing activities:
Net proceeds from sale of discontinued operations	—	367,222	—
Purchases of investments	(541,569)	(276,869)	(1,083,203)
Proceeds from maturities and sales of investments	716,250	313,845	1,067,258
Purchases of property and equipment	(181,611)	(110,834)	(92,532)
Proceeds from sale of VeriSign Japan stock	—	—	78,317
Proceeds received on long term note receivable	47,786	15,990	—
Cash paid for business combinations, net of cash acquired	(604,795)	(161,334)	(253,776)
Other assets	1,543	(4,424)	(927)

Net cash (used in) provided by investing activities	(562,396)	143,596	(284,863)

Cash flows from financing activities:
Proceeds from issuance of common stock from option exercises and employee stock purchase plan	51,540	80,454	63,723
Repurchase of common stock	(135,000)	(548,630)	(113,257)
Proceeds from draw-down of credit facility	299,000	—	—
Repayment of credit facility	(100,000)	—	—
Debt issuance costs	(3,381)	—	—
Change in net assets of subsidiary and other	1,448	863	(447)
Repayment of long term liabilities	(2,872)	(2,200)	(4,491)

Net cash provided by (used in) financing activities	110,735	(469,513)	(54,472)

Effect of exchange rate changes on cash and cash equivalents	6	(7,186)	3,045

Net increase in cash and cash equivalents	23,124	148,019	29,048
Cash and cash equivalents of at beginning of year	478,660	330,641	301,593

Cash and cash equivalents at end of year	501,784	478,660	330,641
Cash and cash equivalents included in discontinued operations	(23,035)	(11,732)	(8,904)

Cash and cash equivalents of continuing operations at the end of the year	$478,749	$466,928	$321,737

Cash flows from discontinued operations:
Net cash (used in) provided by operating activities	$11,303	$2,828	$3,583
Net cash used in investing activities	—	—	(1,530)

Net cash (used in) provided by discontinued operations	$11,303	$2,828	$2,053

Supplemental cash flow disclosures:
Cash paid for interest payments	$6,360	$—	$—

Cash paid for income taxes	$51,660	$26,440	$26,497

See accompanying Notes to Consolidated Financial Statements.

VERISIGN, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006, 2005 AND 2004

Note 1. Description of Business and Summary of Significant Accounting Policies

Description of Business

VeriSign, Inc. (“VeriSign” or “the Company”), a Delaware corporation, operates intelligent infrastructure services that enable and protect billions of interactions every day across the world’s voice and data networks. The Company offers a variety of Internet and communications-related services which are marketed through Web site sales, direct field sales, channel sales, telesales, and member organizations in its global affiliate network.

VeriSign is organized into two reportable service-based segments: the Internet Services Group and the Communications Services Group. The Internet Services Group consisted of the Security Services business and the Information Services business. The Security Services business provided products and services that protect online and network interactions, enabling companies to manage reputational, operational and compliance risks. The Information Services business was the authoritative directory provider of all .com, .net, .cc, and .tv domain names, and also provided other value added services, including intelligent supply chain services, real-time publisher services and digital brand management services. The Communications Services Group provided communications services, such as connectivity and interoperability services and intelligent database services; commerce services, such as billing and operational support system services (“OSS”), mobile commerce, self care and analytics services; and content services, such as digital content and messaging services.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of VeriSign and its subsidiaries after the elimination of intercompany accounts and transactions. As of December 31, 2006, VeriSign owned approximately 54% of the outstanding shares of capital stock of its consolidated subsidiary, VeriSign Japan K.K. The minority interest’s proportionate share of income is included in minority interest in the consolidated statement of income. Changes in VeriSign’s proportionate share of the net assets of VeriSign Japan K.K. resulting from sales of capital stock by the subsidiary are accounted for as equity transactions. The Company classified its wholly-owned Jamba Service GmbH (“Jamba Service”) subsidiary as assets held for sale at December 31, 2006 and its payment gateway business, which was sold in November 2005, as discontinued operations in accordance with Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 144 (“SFAS 144”), “Accounting for the Impairment or Disposal of Long Lived Assets.”

Non-trade receivables as of December 31, 2006 and December 31, 2005, amounting to $77.8 million and $48.9 million, respectively, have been reclassified from accounts receivable, net, to prepaid expenses and other current assets. Such reclassification does not have any effect on net income as previously reported.

Use of Estimates

The discussion and analysis of VeriSign’s financial position and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an ongoing basis, management evaluates its estimates, including those related to revenue recognition, allowance for doubtful accounts, long-lived assets, restructuring, stock-based compensation, royalty liabilities, and deferred taxes. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions.

Cash and Cash Equivalents

VeriSign considers all highly liquid investments with original maturities of three months or less at the date of acquisition to be cash equivalents. Cash and cash equivalents include money market funds, commercial paper and various deposit accounts.

Short-Term Investments

Highly liquid investments with original maturities greater than three months are considered short-term investments. VeriSign invests in debt and equity securities of companies for business and investment purposes.

Fair Value of Financial Instruments

The fair value of VeriSign’s cash equivalents, short-term investments, accounts receivable, restricted cash and investments, accounts payable, short-term debt and other long-term liabilities approximates the carrying amount, which is the amount for which the instrument could be exchanged in a current transaction between willing parties. See Note 7, “Cash, Cash Equivalents, Investments and Restricted Cash” for further information regarding these instruments.

Long-Term Investments

Investments in non-public companies where VeriSign owns less than 20% of the voting stock and has no indicators of significant influence are included in other assets in the consolidated balance sheets and are accounted for under the cost method. For these non-quoted investments, VeriSign regularly reviews the assumptions underlying the operating performance and cash flow forecasts based on information provided by these privately held companies. This information may be more limited, may not be as timely, and may be less accurate than information available from publicly traded companies. Assessing each investment’s carrying value requires significant judgment by management. Generally, if cash balances are insufficient to sustain the investee’s operations for a six-month period and there are no anticipated prospects of future funding for the investee, VeriSign considers the decline in fair value to be other-than-temporary. If it is determined that an other-than-temporary decline exists in a non-public equity security, VeriSign writes down the investment to its fair value and records the related impairment as an investment loss in its consolidated statement of income. During 2006, 2005 and 2004, VeriSign determined that the decline in value of certain of its non-public equity investments was other-than-temporary and recorded impairments of these investments totaling $0.4 million, $0.8 million, and $12.6 million, respectively. As of December 31, 2006 and 2005, long-term investments totaling $11.2 million and $6.7 million have been included in other assets on the respective consolidated balance sheets.

Trade Accounts Receivable and Allowances for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount and generally do not include finance charges. VeriSign maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. VeriSign regularly reviews the adequacy of its accounts receivable allowance after considering the significance of the accounts receivable balance, each customer’s expected ability to pay and its collection history with each customer. VeriSign reviews significant invoices that are past due to determine if an allowance is appropriate based on the risk category using the factors described above. For those invoices not specifically reviewed, VeriSign maintains general reserve provisions based upon the age of the receivable. In determining these reserves, VeriSign analyzes its historical collection experience and current economic trends. If the historical data VeriSign uses to calculate the allowance for doubtful accounts does not reflect the future ability to collect outstanding receivables, additional provisions for doubtful accounts may be needed and the future results of operations could be materially affected.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, 40 years for buildings and three to five years for computer equipment, purchased software, office equipment, and furniture and fixtures. Leasehold improvements are amortized using the straight-line method over the lesser of the estimated useful lives of the assets or lease terms.

Capitalized Software

Costs incurred in connection with the development of software products are accounted for in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed.” Development costs incurred in the research and development of new software products, and enhancements to existing software products are expensed as incurred until technological feasibility in the form of a working model has been established. VeriSign’s software has been available for general release concurrent with the establishment of technological feasibility, and accordingly no such costs have been capitalized.

Software included in property and equipment includes amounts paid for purchased software and implementation services for software used internally that has been capitalized in accordance with the American Institute of Certified Public Accountants Statement of Position (“SOP”) No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” The following table summarizes the capitalized costs related to third-party implementation and consulting services as well as costs related to internally developed software:

	Year ended December 31,
	2006	2005
	(In thousands)
Internally used third-party software	$20,202	$21,657
Internally developed software	23,665	13,362

Goodwill and Other Intangible Assets

Goodwill represents the excess of costs over fair value of net assets of businesses acquired. Goodwill and other intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142, “Goodwill and Other Intangible Asset” (SFAS 142). As of December 31, 2006, there were no other intangible assets with an indefinite useful life. SFAS 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives, and reviewed for impairment in accordance with SFAS 144.

Impairment of Long-Lived Assets

In accordance with SFAS 144, long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Such events or circumstances include, but are not limited to, a significant decrease in the fair value of the underlying business, a significant decrease in the benefits realized from an acquired business, difficulties or delays in integrating the business or a significant change in the operations of an acquired business. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds its fair value.

Purchased goodwill is not amortized but is subject to testing for impairment on at least an annual basis. VeriSign performed its annual impairment tests as of June 30, 2006, 2005 and 2004. The fair value of VeriSign’s reporting units is determined using either the income or the market valuation approach or a combination thereof. Under the income approach, the fair value of the reporting unit is based on the present value of estimated future cash flows that the reporting unit is expected to generate over its remaining life. Under the market approach, the value of the reporting unit is based on an analysis that compares the value of the reporting unit to values of publicly traded companies in similar lines of business. In the application of the income and market valuation approaches, VeriSign is required to make estimates of future operating trends and judgments on discount rates and other variables. Actual future results related to assumed variables could differ from these estimates.

There were no impairment charges for goodwill and other intangible assets from the annual impairment tests conducted as of June 30, 2006, 2005 and 2004.

Provision for Royalty Liabilities for Intellectual Property Rights

Certain of VeriSign content services utilize intellectual property owned or held under license by others. Where VeriSign has not yet entered into a license agreement with a holder, VeriSign records a provision for royalty payments that it estimates will be due once a license agreement is concluded. VeriSign estimates the royalty payments based on the prevailing royalty rate for the type of intellectual property being utilized. VeriSign’s estimates could differ materially from the actual royalties to be paid under any definitive license agreements that may be reached due to changes in the market for such intellectual property, such as a change in demand for a particular type of content, in which case VeriSign would record a royalty expense materially different than its estimate.

Foreign Currency Translation

VeriSign conducts business throughout the world and transacts in multiple currencies. The functional currency for most of VeriSign’s international subsidiaries is the U.S. Dollar. The subsidiaries’ financial statements are remeasured into U.S. Dollars using a combination of current and historical exchange rates and any remeasurement gains and losses are included in operating results.

The financial statements of the subsidiaries for which the local currency is the functional currency are translated into U.S. Dollars using the current rate for assets and liabilities and a weighted-average rate for the period for revenues and expenses. This translation results in a cumulative translation adjustment that is included in accumulated other comprehensive income or loss, which is a separate component of stockholders’ equity.

VeriSign maintains a foreign currency risk management program designed to mitigate foreign exchange risks associated with the monetary assets and liabilities of its operations that are denominated in non-functional currencies. The primary objective of this program is to minimize the gains and losses resulting from fluctuations in exchange rates. The Company does not enter into foreign currency transactions for trading or speculative purposes, nor does it hedge foreign currency exposures in a manner that entirely offsets the effects of changes in exchange rates. The program may entail the use of forward or option contracts, and in each case, these contracts are limited to a duration of less than 12 months.

At December 31, 2006, VeriSign held forward contracts in notional amounts totaling approximately $182.4 million to mitigate the impact of exchange rate fluctuations associated with certain foreign currencies. All forward contracts were recorded at fair market value on the balance sheet and gains and losses were included in earnings. The Company attempts to limit its exposure to credit risk by executing foreign exchange contracts with high-quality financial institutions.

Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss includes foreign currency translation adjustments and unrealized gains and losses on marketable securities classified as available-for-sale. The following table summarizes the changes in the components of accumulated other comprehensive loss during 2006 and 2005:

	Foreign Currency Translation Adjustments Gain (Loss)	Unrealized Gain (Loss) On Investments, Net of Tax	Total Accumulated Other Comprehensive Loss
	(In thousands)
Balance, December 31, 2004	$797	$(2,208)	$(1,411)
Changes	(7,988)	(3,154)	(11,142)

Balance, December 31, 2005	$(7,191)	$(5,362)	$(12,553)
Changes	776	3,379	4,155

Balance, December 31, 2006	$(6,415)	$(1,983)	$(8,398)

Revenue Recognition

VeriSign derives its revenues from two reportable segments: (i) the Internet Services Group, which consists of Security Services and Information Services; and (ii) the Communications Services Group, which consists of Network Connectivity and Interoperability Services, Intelligent Database Services, Content and Application

Services, Clearing and Settlement Services, and Billing and Payment Services. Unless otherwise noted below, VeriSign’s revenue recognition policies are in accordance with the U.S. Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition,” and Emerging Issues Task Force (“EITF”) Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.”

The revenue recognition policy for each of these categories is as follows:

Internet Services Group

Security Services

Revenues from the Security Services business are comprised of security services including managed security services and authentication services for enterprises.

Managed Security Services (“MSS”). Revenues from managed security services primarily consist of a set-up fee and a monthly service fee for the managed security service. Revenues from set-up fees are deferred and recognized ratably over the period that the fees are earned and revenues from the monthly service fees are recognized in the period in which the services are provided.

VeriSign also provides global security consulting services to help enterprises assess, design, and deploy network security solutions. Revenues from global security consulting services are recognized either on a time-and-materials basis as the services are performed, or for fixed price consulting as services are performed, completed and accepted. In some cases fixed price consulting is measured using the proportional performance method of accounting. Proportional performance is based upon the ratio of hours incurred to total hours estimated to be incurred for the project. VeriSign has a history of accurately estimating project status and the hours required to complete projects. If different conditions were to prevail such that accurate estimates could not be made, then the use of the completed contract method would be required and all revenue and costs would be deferred until the project was completed. Revenues from time-and-materials are recognized as services are performed.

Authentication Services. Revenues from the sale of authentication and security services primarily consist of a set-up fee, annual managed service and per-seat license fee. Revenues from the fees are deferred and recognized ratably over the term of the license, generally 12 to 36 months. Post-contract customer support (“PCS”) is bundled with authentication and security services licenses and recognized over the license term.

VeriSign Affiliate PKI Software and Services. VeriSign Affiliate PKI Software and Services (“International Affiliates”) are for digital certificate technology and business process technology. Revenues from the VeriSign Affiliate PKI Software and Services are derived from arrangements involving multiple elements including PCS and other services. These software licenses, which do not provide for right of return, are primarily perpetual licenses for which revenues are recognized up-front once all criteria for revenue recognition have been met.

VeriSign recognizes revenues from VeriSign Affiliate PKI Software and Services in accordance with SOP 97-2, “Software Revenue Recognition,” as amended by SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions,” when all of the following criteria are met: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred, (3) the fee is fixed or determinable and (4) collectibility is probable. VeriSign defines each of these four criteria as follows:

•

Persuasive evidence of an arrangement exists. It is the Company’s customary practice to have a written contract, which is signed by both the customer and VeriSign, or a purchase order from those customers who have previously negotiated a standard license arrangement with VeriSign.

•

Delivery has occurred. VeriSign’s software may be either physically or electronically delivered to the customer. Electronic delivery is deemed to have occurred upon download by the customer from an FTP server. Where an arrangement includes undelivered products or services that are essential to the functionality of the delivered product, delivery is not considered to have occurred until these products or services are delivered or accepted.

•

The fee is fixed or determinable. It is VeriSign’s policy to not provide customers the right to a refund of any portion of their paid license fees. Generally, at least 80% of the arrangement fees are due within one year or less, but VeriSign may agree to payment terms with a foreign customer based on local customs. Arrangements with payment terms extending beyond these customary payment terms are considered not to be fixed or determinable, and revenues from such arrangements are recognized as payments become due and payable.

•

Collectibility is probable. Collectibility is assessed on a customer-by-customer basis. VeriSign typically sells to customers for whom there is a history of successful collection. New customers are subjected to a credit review process that evaluates the customer’s financial position and, ultimately, their ability to pay. If VeriSign determines from the outset of an arrangement that collectibility is not probable based upon its credit review process, revenues are recognized as cash is collected.

The Company’s determination of fair value of each element in multiple-element software arrangements is based on vendor-specific objective evidence (“VSOE”) of fair value. VeriSign limits its assessment of VSOE for each element to the price charged when the same element is sold separately. VeriSign has analyzed all of the elements included in its multiple-element software arrangements and determined that it has sufficient VSOE to allocate revenues to PCS and professional services components of its perpetual license arrangements. VeriSign sells its professional services separately, and has established VSOE on this basis. VSOE for PCS is determined based upon the customer’s annual renewal rates for these elements. Accordingly, assuming all other revenue recognition criteria are met, revenues from perpetual licenses are recognized upon delivery using the residual method in accordance with SOP 98-9.

VeriSign’s consulting services generally are not essential to the functionality of the software. The Company’s software products are fully functional upon delivery and do not require any significant modification or alteration. Customers purchase these consulting services to facilitate the adoption of VeriSign’s technology and dedicate personnel to participate in the services being performed, but customers may also decide to use their own resources or appoint other consulting service organizations to provide these services. Software products are billed separately and independently from consulting services, which are generally billed on a time-and-materials or milestone-achieved basis.

VeriSign also receives ongoing royalties from each digital certificate or authentication service sold by the VeriSign Affiliate to an end user. The Company recognizes the royalties from affiliates over the term of the digital certification or authentication service to which the royalty relates, which is generally 12 to 24 months.

SSL Certificate Services. Revenues from SSL Certificate services include the sale or renewal of digital certificates. These revenues are deferred and recognized ratably over the life of the digital certificate, which is generally 12 to 36 months.

Information Services

Naming Services. VeriSign’s Information Services revenues primarily include registry services for the .com and .net gTLDs and certain ccTLDs, and managed domain name services. Domain name registration revenues consist primarily of registration fees charged to registrars for domain name registration services. Revenues from the initial registration or renewal of domain name registration services are deferred and recognized ratably over the registration term, generally one to two years and up to ten years. Fees for renewals and advance extensions to the existing term are deferred until the new incremental period commences. These fees are then recognized ratably over the new registration term, ranging from one to ten years.

Digital Brand Management Services. Revenues from digital brand management services include VeriSign’s domain name registration services and its brand monitoring services. Revenues from the registration fees are deferred and recognized ratably over the registration term and the revenues from the brand monitoring services are recognized ratably over the periods in which the services are provided, which is generally one to ten years.

Communications Services Group

Revenues from Communications Services business are comprised of connectivity and interoperability services, intelligent database services, content services, messaging services, clearing and settlement services, and billing and OSS services.

Connectivity and Interoperability Services

Through VeriSign’s network connectivity and interoperability services, VeriSign provides SS7 Connectivity and Signaling, and Voice and Data Roaming services.

SS7 Connectivity and Signaling. Network connectivity revenues are derived from establishing and maintaining connection to VeriSign’s SS7 network and trunk signaling services. Revenues from network connectivity consist primarily of monthly recurring fees, along with trunk signaling service fees, which are charged and recognized monthly based on the number of switches to which a customer signals.

Voice and Data Roaming. Voice and Data roaming revenues are derived from enabling service providers to offer wireless data roaming to their subscribers. Revenues from wireless account management services and unregistered wireless roaming services are based on the revenue retained by VeriSign and recognized in the period in which such calls are processed on a per-minute or per-call basis.

Intelligent Database Services

Intelligent Database Services revenues include Number Portability, Caller Name Identification, Toll-free Database Services and TeleBlock Do Not Call, which are derived primarily from monthly database administration and database query services and are charged and recognized on a per-use or per-query basis.

Content and Application Services

Content services revenues are derived by providing digital content services, including Digital Content services, Messaging services and Mobile Delivery services. Revenues from content services primarily consist of weekly, biweekly or monthly subscriber fees. VeriSign recorded these revenues net of the fees from its wireless carriers in accordance with EITF No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent.” VeriSign also provides content services on a transaction basis and recognizes revenue upon delivery. VeriSign’s content subscription plans allow for a specified number of content downloads per subscription period and give the customer the ability to rollover unused content downloads to future periods. VeriSign considers historical customer usage patterns to estimate and defer revenue for the number of content downloads expected to be rolled over and utilized prior to termination of the subscription plan.

Revenues from Messaging services are derived by providing multimedia, global and short messaging services between carrier systems and devices, and across disparate networks and technologies so the carrier’s customers can exchange messages outside their carrier’s network. Revenues from Messaging services primarily represent fees charged and recognized for the messaging services either based on a monthly fee or number of messages processed. VeriSign also provides consulting services to provide multimedia messaging and interoperability solutions. These fees are charged on a transaction or fixed-fee basis. The revenues associated with interoperability solutions are typically recognized over the estimated useful life, which is generally one to two years.

Clearing and Settlement Services

The Communications Services Group also offers advanced billing and customer care services to wireline and wireless carriers. VeriSign’s advanced billing and customer care services include:

Wireline and Wireless Clearinghouse Services. Clearinghouse services revenues are derived primarily from serving as a distribution and collection point for billing information and payment collection for services provided by one carrier to customers billed by another. Revenues from clearinghouse services are earned based on the number of messages processed. Amounts due from customers that are related to VeriSign’s telecommunications services for third-party network access, database charges and clearinghouse toll amounts that have been invoiced and remitted to the customer are included in prepaid expenses and other current assets.

Billing and OSS Services

Revenues from Billing and OSS services primarily represent a monthly recurring fee for every subscriber activated by VeriSign’s wireless carrier customers.

Advertising Expense

Advertising costs are expensed as incurred and are included in sales and marketing expense in the accompanying consolidated statements of income. Advertising expense was $150.1 million in 2006, $287.7 million in 2005 and $87.9 million in 2004.

Income Taxes

VeriSign uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. VeriSign records a valuation allowance to reduce deferred tax assets to an amount whose realization is more likely than not.

Stock-Based Compensation

Prior to January 1, 2006, VeriSign accounted for stock-based awards under the intrinsic value method, which followed the recognition and measurement principles of Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees”, and related interpretations. The intrinsic value method of accounting resulted in compensation expense for restricted stock awards at fair value on date of grant based on the number of shares granted and the quoted price of the Company’s common stock, and for stock options to the extent option exercise prices were set below market prices on the date of grant. To the extent stock awards were forfeited prior to vesting, the corresponding previously recognized expense was reversed as an offset to operating expenses.

Effective January 1, 2006, the Company adopted the provisions of SFAS No. 123R, “Share-Based Payment” (“SFAS 123R”). SFAS 123R replaced SFAS No. 123, “Accounting for Stock-Based Compensation (“SFAS123”) and superseded APB 25. VeriSign elected the modified prospective application method, under which prior periods are not revised for comparative purposes. The valuation provisions of SFAS 123R apply to new grants and to grants that were outstanding as of the effective date and are subsequently modified. For stock-based awards granted on or after January 1, 2006, the Company will amortize stock-based compensation expense on a straight-line basis over the requisite service period, which is the vesting period. Estimated compensation for grants that were outstanding as of the effective date will be recognized over the remaining service period using the compensation cost estimated for the SFAS 123 pro forma disclosures.

VeriSign recognized incremental stock-based compensation expense of $33.8 million during 2006 as a result of the adoption of SFAS 123R. See Note 13, “Stock-Based Compensation” for further information regarding stock- based compensation assumptions and expenses. The FASB Staff Position No. 123R-3 (“FSP 123R-3”), “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards,” provides an elective method for calculating the pool of excess tax benefits available to absorb tax deficiencies recognized subsequent to the adoption of SFAS 123R. FSP 123R-3 provides that an entity may make a one-time election to adopt the transition method. An entity may take up to one year from its initial adoption of SFAS 123R to make the election. During the second quarter ended June 30, 2006, VeriSign elected the short-cut transition method described in FSP 123R-3, and analyzed its effect on the Company’s consolidated financial statements for the periods presented. The election of the transition method did not have a material impact on VeriSign’s consolidated financial statements.

The following table illustrates the effect on net income and net income per share on VeriSign’s consolidated statement of income if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation:

	Year Ended December 31,
	2005	2004
	(In thousands, except per share data)
Net income, as reported	$428,978	$152,820
Deduct: Credit for stock-based compensation, net of tax	(7,611)	—
Add: Amortization of stock-based compensation, net of tax	—	46,437
Deduct: Stock-based compensation determined under the fair value method for all awards, net of tax	(125,777)	(151,423)

Pro forma net income	$295,590	$47,834

Earnings per share:
Basic:
As reported	$1.67	$0.61
Pro forma stock-based compensation	(0.52)	(0.42)

Pro forma net income per share	$1.15	$0.19

Diluted:
As reported	$1.63	$0.60
Pro forma stock-based compensation	(0.50)	(0.41)

Pro forma net income per share	$1.13	$0.19

Concentration of Credit Risk

Financial instruments that potentially subject VeriSign to significant concentrations of credit risk consist principally of cash, cash equivalents, short-term investments and accounts receivable. VeriSign maintains its cash, cash equivalents and investments in marketable securities with high quality financial institutions and, as part of its cash management process, performs periodic evaluations of the relative credit standing of these financial institutions. In addition, the portfolio of investments in marketable securities conforms to VeriSign’s policy regarding concentration of investments, maximum maturity and quality of investment. Concentration of credit risk with respect to accounts receivable is limited by the diversity of the customer base and geographic dispersion. VeriSign also performs ongoing credit evaluations of its customers and generally requires no collateral. VeriSign maintains an allowance for potential credit losses on its accounts receivable. The following table summarizes the changes in the allowance for doubtful accounts:

	2006	2005	2004
	(In thousands)
Allowance for doubtful accounts:
Balance, beginning of year	$11,559	$10,708	$13,405
Add: (recovery) charges to costs and expenses	(1,165)	1,041	472
Less: write-offs, net of recoveries and other adjustments	(2,311)	(190)	(3,169)

Balance, end of year	$8,083	$11,559	$10,708

Recently Issued Accounting Pronouncement

In February 2007, the FASB issued SFAS No. 159 (“SFAS 159”), “The Fair Value Option for Financial Assets or Financial Liabilities,” which provides companies with an option to report selected financial assets and liabilities at fair value. The objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of Statement No. 157 “Fair Value Measurements” (“SFAS 157”). The Company is currently evaluating the effect of SFAS 159, and the impact it will have on its financial position and results of operations.

In September 2006, the FASB issued SFAS 157, which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. SFAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. Earlier adoption is permitted, provided the company has not yet issued financial statements, including for interim periods, for that fiscal year. The Company is currently evaluating the effect of SFAS No. 157, and the impact it will have on its financial position and results of operations.

In September 2006, the Securities and Exchange Commission (“the SEC”) released Staff Accounting Bulletin No. 108 (“SAB 108”), “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB 108 provides transition guidance for correcting errors and requires registrants to quantify misstatements using both the balance-sheet and income-statement approaches and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative factors. In the year of adoption only, if the effect of prior periods uncorrected misstatement is determined to be material, under SAB 108 a registrant is allowed to record the effect as a cumulative-effect adjustment to beginning-of-year retained earnings. SAB 108 does not change the requirements within SFAS No. 154, “Accounting Changes and Error Corrections” for the correction of an error on financial statements. Further, SAB 108 does not change the Staff’s previous guidance in SAB No. 99, “Materiality,” on evaluating the materiality of misstatements. The Company was required to adopt SAB 108 in its current fiscal year. The adoption of SAB 108 did not have a material impact on its financial position and results of operations.

In July 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes”. FIN 48 defines the threshold for recognizing the benefits of tax return positions in the financial statements as “more-likely-than-not” to be sustained by the taxing authority. The recently issued literature also provides guidance on the recognition, measurement and classification of income tax uncertainties, along with any related interest and penalties. FIN 48 also includes guidance concerning accounting for income tax uncertainties in interim periods and increases the level of disclosures associated with any recorded income tax uncertainties. The Company is required to adopt FIN 48 in the first quarter of 2007. The differences between the amounts recognized in the financial statements prior to the adoption of FIN 48 and the amounts reported after adoption will be accounted for as a cumulative-effect adjustment recorded to the beginning balance of the Company’s accumulated deficit.

In June 2006, the FASB issued EITF 06-3, “How Sales Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement.” EITF 06-3 provides guidance on an entity’s disclosure of its accounting policy regarding the gross or net presentation of certain taxes and provides that if taxes included in gross revenues are significant, a company should disclose the amount of such taxes for each period for which an income statement is presented (i.e., both interim and annual periods). Taxes within the scope of EITF 06-3 are those that are imposed on and concurrent with a specific revenue-producing transaction. The guidance is effective for interim and annual periods beginning after December 15, 2006. The Company evaluated the effect of EITF 06-3, and does not believe that it will have a material impact on its financial position and results of operations.

Note 2. Reclassification of Discontinued Operations

During the first quarter of fiscal 2007, the Company determined that it would sell its wholly-owned Jamba Service subsidiary. Accordingly, the Company has reclassified the results of operations, assets and liabilities associated with this business to discontinued operations. The Company sold its Jamba Service subsidiary in September 2007. See Note 19 “Subsequent Events” for further information regarding the sale of Jamba Service.

The consolidated financial statements have been reclassified for all periods presented to reflect its Jamba Service subsidiary as discontinued operations. Unless noted otherwise, discussions in the Notes to Consolidated Financial Statements pertain to continuing operations. These reclassifications have no effect on the Company’s previously reported net earnings.

As a result of these reclassifications, the Company has revised the following: Note 4 “Discontinued Operations”, Note 7 “Cash, Cash Equivalents, Investments and Restricted Cash”, Note 8 “Goodwill and Other Intangible Assets”, Note 9 “Other Balance Sheet Items”, Note 11 “Calculation of Net Income per Share”, Note 14 “Income Taxes”, Note 16 “Segment Information” and Note 18 “Other Income”.

Note 3. Business Combinations

2006 Acquisitions:

inCode

On November 30, 2006, VeriSign completed its acquisition of inCode Telecom Group, Inc. (“inCode”), a San Diego, California-based wireless and technology consulting company. VeriSign’s purchase price of $41.8 million consisted of approximately $40.2 million in cash consideration and $1.6 million in direct transaction costs. Immediately upon closing, VeriSign paid $21.7 million of inCode’s outstanding principal debt and assumed liabilities. The acquisition has been accounted for as a purchase and, accordingly, the total purchase price has been allocated to the tangible and intangible assets acquired and the liabilities assumed based on their respective fair values on the acquisition date. inCode’s results of operations have been included in the consolidated financial statements from the date of acquisition. As a result of the acquisition of inCode, VeriSign recorded goodwill of $27.8 million and other intangible assets of $39.6 million, which have been assigned to the Communication Services Group segment. The goodwill represents the excess value over both tangible and intangible assets acquired. The goodwill in this transaction is attributable to inCode’s strategic consulting services that will give VeriSign customers a competitive edge in bringing advanced mobility solutions to market. None of the goodwill for inCode is expected to be deductible for tax purposes. The overall weighted-average life of the identified amortizable assets acquired in the purchase of inCode is 7.1 years. These identified other intangible assets will be amortized on a straight-line basis over their useful lives.

The allocation of the purchase price to the assets acquired and liabilities assumed based on the estimated fair value of inCode was as follows:

	November 30, 2006	Weighted Average Amortization Period
	(In thousands)	(Years)
Current assets	$22,487	—
Long-term assets	11,173	—
Goodwill	27,800	—
Customer relationships	23,800	10
Existing technology	400	3
Non-compete agreement	13,500	3
Trade name	600	1
Backlog	1,300	1

Total assets acquired	101,060

Liabilities assumed	(59,224)

Net assets acquired	$41,836

GeoTrust

On September 1, 2006, VeriSign completed its acquisition of GeoTrust, Inc. (“GeoTrust”), a Needham, Massachusetts-based privately held provider of digital certificates and identity verification solutions. VeriSign’s purchase price of $127.4 million consisted of approximately $125.3 million in cash consideration and $2.1 million in direct transaction costs. The acquisition has been accounted for as a purchase and, accordingly, the total purchase price has been allocated to the tangible and intangible assets acquired and the liabilities assumed based on their respective fair values on the acquisition date. GeoTrust’s results of operations have been included in the consolidated financial statements from the date of acquisition. As a result of the acquisition of GeoTrust, VeriSign recorded goodwill of $100.1 million and other intangible assets of $29.5 million, which have been assigned to the Internet Services Group segment. The goodwill represents the excess value over both tangible and intangible assets acquired. The goodwill in this transaction is attributable to the anticipated ability to better serve the reseller channel with technologies and services that are specifically tailored to individual needs. None of the goodwill for GeoTrust is expected to be deductible for tax purposes. The overall weighted-average life of the identified amortizable assets acquired in the purchase of GeoTrust is 5.4 years. These identified other intangible assets will be amortized on a straight-line basis over their useful lives.

The in-process research and development acquired in the GeoTrust acquisition consisted primarily of research and development efforts required to develop the acquired in-process technology.

VeriSign determined the fair value of the acquired in-process research and development by estimating the projected cash flows related to the project or service and future revenues to be earned upon commercialization of the service. VeriSign discounted the resulting cash flows back to their net present values. VeriSign based the net cash flows from such projects on its analysis of the respective markets and estimates of revenues and operating profits related to these projects. The in-process research and development is expensed upon acquisition because they have no future alternative uses.

The allocation of the purchase price to the assets acquired and liabilities assumed based on the estimated fair value of GeoTrust was as follows:

	September 1, 2006	Weighted Average Amortization Period
	(In thousands)	(Years)
Current assets	$7,819	—
Long-term assets	24,635	—
Goodwill	100,081	—
Customer relationships	12,450	6
Existing technology	6,940	5
Non-compete agreement	3,100	3
In-process research and development	1,200	—
Trade name	5,800	6

Total assets acquired	162,025

Liabilities assumed	(34,602)

Net assets acquired	$127,423

m-Qube

On May 1, 2006, VeriSign completed its acquisition of m-Qube, Inc. (“m-Qube”), a Watertown, Massachusetts-based privately held mobile channel enabler that helps companies develop, deliver and bill for mobile content, applications and messaging services. VeriSign’s purchase price of $269.2 million for all of the outstanding capital stock and vested options of m-Qube consisted of approximately $266.0 million in cash consideration and $2.4 million in direct transaction costs. VeriSign also assumed $0.8 million of unvested stock options of m-Qube. The acquisition has been accounted for as a purchase and, accordingly, the total purchase price has been allocated to the tangible and intangible assets acquired and the liabilities assumed based on their respective fair values on the acquisition date. m-Qube’s results of operations have been included in the consolidated financial statements from the date of acquisition. m-Qube’s results of operations for periods prior to the date of acquisition were not material when compared with VeriSign’s consolidated results. As a result of the acquisition of m-Qube, VeriSign recorded goodwill of $160.0 million and other intangible assets of $98.2 million, which have been assigned to the Communications Services Group segment. The goodwill represents the excess value over both tangible and intangible assets acquired. The goodwill in this transaction is attributable to the anticipated ability to provide an end-to-end technology platform, carrier relationships and value-added services to consumer facing companies and their service providers to use wireless broadband as a content delivery, marketing and communications channel. None of the goodwill for m-Qube is expected to be deductible for tax purposes. The overall weighted-average life of the identified amortizable assets acquired in the purchase of m-Qube is 5.3 years. These identified other intangible assets will be amortized on a straight-line basis over their useful lives.

The in-process research and development acquired in the m-Qube acquisition consisted primarily of research and development efforts required for the completion of all planning, design, development, and test activities that are necessary to establish that the product or service can be produced to meet its design specifications including features, functions, and performance.

VeriSign determined the fair value of the acquired in-process research and development by estimating the projected cash flows related to the project or service and future revenues to be earned upon commercialization of the service. VeriSign discounted the resulting cash flows back to their net present values. VeriSign based the net cash flows from such projects on its analysis of the respective markets and estimates of revenues and operating profits related to these projects. The in-process research and development is expensed upon acquisition because they have no future alternative uses.

The allocation of the purchase price to the assets acquired and liabilities assumed based on the estimated fair value of m-Qube was as follows:

	May 1, 2006	Weighted Average Amortization Period
	(In thousands)	(Years)
Current assets	$76,061	—
Long-term assets	4,304	—
Goodwill	159,978	—
Carrier relationships	36,300	7
Existing technology	35,700	5
Non-compete agreement	10,600	2
Content provider relationship	8,000	5
In-process research and development	4,600	—
Trade name	3,000	1

Total assets acquired	338,543

Liabilities assumed	(69,353)

Net assets acquired	$269,190

Kontiki

On March 14, 2006, VeriSign completed its acquisition of Kontiki, Inc. (“Kontiki”), a Sunnyvale, California-based provider of broadband content services. VeriSign’s purchase price of $59.6 million for all of the outstanding capital stock and vested options of Kontiki consisted of approximately $57.1 million in cash consideration and $2.3 million in direct transaction costs. VeriSign also assumed $0.2 million of unvested stock options of Kontiki. The acquisition has been accounted for as a purchase and, accordingly, the total purchase price has been allocated to the tangible and intangible assets acquired and the liabilities assumed based on their respective fair values on the acquisition date. Kontiki’s results of operations have been included in the consolidated financial statements from the date of acquisition. As a result of the acquisition of Kontiki, VeriSign recorded goodwill of $23.9 million and other intangible assets of $33.5 million, which have been assigned to the Communications Services Group segment. The goodwill represents the excess value over both tangible and intangible assets acquired. The goodwill in this transaction is attributable to the anticipated ability to expedite large file downloads on the Internet. None of the goodwill for Kontiki is expected to be deductible for tax purposes. The overall weighted-average life of the identified amortizable assets acquired in the purchase of Kontiki is 6.4 years. These identified other intangible assets will be amortized on a straight-line basis over their useful lives.

The in-process research and development acquired in the Kontiki acquisition consisted primarily of research and development efforts required for the completion of all planning, design, development, and test activities that are necessary to establish that the product or service can be produced to meet its design specifications including features, functions, and performance.

VeriSign determined the fair value of the acquired in-process research and development by estimating the projected cash flows related to the project or service and future revenues to be earned upon commercialization of the service. VeriSign discounted the resulting cash flows back to their net present values. VeriSign based the net cash flows from such projects on its analysis of the respective markets and estimates of revenues and operating profits related to these projects. The in-process research and development is expensed upon acquisition because they have no future alternative uses.

The allocation of the purchase price to the assets acquired and liabilities assumed based on the estimated fair value of Kontiki was as follows:

	March 14, 2006	Weighted Average Amortization Period
	(In thousands)	(Years)
Current assets	$3,368	—
Long-term assets	1,312	—
Goodwill	23,898	—
Customer relationships	6,100	8
Existing technology	7,000	7
Core technology	3,000	7
In-process research and development	10,000	—
Non-compete agreement	1,600	2
Trade name	5,400	5
Customer contracts	400	1

Total assets acquired	62,078

Liabilities assumed	(2,433)

Net assets acquired	$59,645

3united Mobile Solutions

On February 28, 2006, VeriSign completed its acquisition of 3united Mobile Solutions ag (“3united”), a Vienna, Austria-based provider of wireless application services. VeriSign’s purchase price of $71.2 million for approximately 99.8% of the outstanding capital stock of 3united consisted of approximately $70.1 million in cash consideration, and $1.1 million in direct transaction costs. The acquisition has been accounted for as a purchase and, accordingly, the total purchase price has been allocated to the tangible and intangible assets acquired and the liabilities assumed based on their respective fair values on the acquisition date. 3united’s results of operations have been included in the consolidated financial statements from the date of acquisition. As a result of the acquisition of 3united, VeriSign recorded goodwill of $48.3 million and other intangible assets of $26.7 million, which have been assigned to the Communications Services Group segment. The goodwill represents the excess value over both tangible and intangible assets acquired. The goodwill in this transaction is attributable to the anticipated ability to bundle different applications to engage and drive consumers to higher value services such as content, chat or mCommerce. Under Austrian tax law a portion of the goodwill is deductible for tax purposes. The overall weighted-average life of the identified amortizable assets acquired in the purchase of 3united is 6.6 years. These identified other intangible assets will be amortized on a straight-line basis over their useful lives.

The allocation of the purchase price to the assets acquired and liabilities assumed based on the estimated fair value of 3united was as follows:

	February 28, 2006	Weighted Average Amortization Period
	(In thousands)	(Years)
Current assets	$8,365	—
Long-term assets	372	—
Goodwill	48,316	—
Customer relationships	5,050	7
Existing technology	9,720	6
Core technology	8,200	8
Development contracts	2,810	6
Non-compete agreement	450	2
Trade name	160	1
Order backlog	340	1

Total assets acquired	83,783

Liabilities assumed	(12,606)

Net assets acquired	$71,177

CallVision

On January 24, 2006, VeriSign completed its acquisition of CallVision, Inc. (“CallVision”), a Seattle, Washington-based privately held provider of online analysis applications for mobile communications customers. VeriSign’s purchase price of $38.7 million for all of the outstanding capital stock and vested options of CallVision consisted of approximately $38.2 million in cash consideration and $0.4 million in direct transaction costs. VeriSign also assumed $0.1 million of unvested stock options of CallVision. The acquisition has been accounted for as a purchase and, accordingly, the total purchase price has been allocated to the tangible and intangible assets acquired and the liabilities assumed based on their respective fair values on the acquisition date. CallVision’s results of operations have been included in the consolidated financial statements from the date of acquisition. As a result of the acquisition of CallVision, VeriSign recorded goodwill of $18.0 million and other intangible assets of $12.5 million, which have been assigned to the Communications Services Group segment. The goodwill represents the excess value over both tangible and intangible assets acquired. The goodwill in this transaction is attributable to the ability to provide online customer self-service with a single view of billing across multiple systems and vendors. None of the goodwill for CallVision is expected to be deductible for tax purposes. The overall weighted-average life of the identified amortizable assets acquired in the purchase of CallVision is 6.3 years. These identified other intangible assets will be amortized on a straight-line basis over their useful lives.

The in-process research and development acquired in the CallVision acquisition consisted primarily of research and development efforts required for the completion of all planning, design, development, and test activities that are necessary to establish that the product or service can be produced to meet its design specifications including features, functions, and performance.

VeriSign determined the fair value of the acquired in-process research and development by estimating the projected cash flows related to the project or service and future revenues to be earned upon commercialization of the service. VeriSign discounted the resulting cash flows back to their net present values. VeriSign based the net cash flows from such projects on its analysis of the respective markets and estimates of revenues and operating profits related to these projects. The in-process research and development is expensed upon acquisition because they have no future alternative uses.

The allocation of the purchase price to the assets acquired and liabilities assumed based on the estimated fair value of CallVision was as follows:

	January 24, 2006	Weighted Average Amortization Period
	(In thousands)	(Years)
Current assets	$10,737	—
Long-term assets	1,045	—
Goodwill	18,015	—
Customer relationships	4,700	8
Existing technology	2,290	4
Core technology	2,600	8
Non-compete agreement	620	2
In-process research and development	500	—
Customer contracts	1,800	4

Total assets acquired	42,307

Liabilities assumed	(3,600)

Net assets acquired	$38,707

Other Acquisitions

In addition to the above, VeriSign also acquired two other companies during 2006 for an aggregate purchase price of approximately $25.4 million. These acquisitions were not material on an individual basis or in the aggregate.

All of the Company’s 2006 acquisitions results of operations for periods prior to the date of acquisition were not material on an individual basis or in the aggregate when compared with VeriSign’s consolidated results.

2005 Acquisitions:

Retail Solutions International

On October 17, 2005, VeriSign completed its acquisition of Retail Solutions International, Inc. (“RSI”), a Lincoln, Rhode Island-based privately held provider of operational point-of-sale data to the retail industry. VeriSign’s purchase price of $25.2 million for all of the outstanding capital stock and vested options of RSI consisted of approximately $23.2 million in cash consideration and $0.4 million in direct transaction costs. VeriSign also assumed unvested stock options of RSI with a fair value of $1.6 million. The acquisition has been accounted for as a purchase of a business and, accordingly, the total purchase price has been allocated to the tangible and intangible assets acquired and the liabilities assumed based on their respective fair values on the acquisition date. RSI’s results of operations have been included in the consolidated financial statements from the date of acquisition. As a result of the acquisition of RSI, VeriSign recorded goodwill of $17.1 million and other intangible assets of $6.4 million, which have been assigned to the Internet Services Group segment. The goodwill represents the excess value over both tangible and intangible assets acquired. The goodwill in this transaction is attributable to the anticipated ability to increase the scope of services VeriSign offers to retail supply chain participants and enhances the infrastructure VeriSign has been developing in the RFID/EPC and pharmaceutical supply chain markets to deliver real time, relevant data for decision making. None of the goodwill for RSI is expected to be deductible for tax purposes. The overall weighted-average life of the identified amortizable assets acquired in the purchase of RSI is 5.3 years. These identified other intangible assets will be amortized on a straight-line basis over their useful lives.

The in-process research and development acquired in the RSI acquisition consisted primarily of research and development efforts required for the completion of all planning, design, development, and test activities that are necessary to establish that the product or service can be produced to meet its design specifications including features, functions, and performance.

VeriSign determined the fair value of the acquired in-process research and development by estimating the projected cash flows related to the project or service and future revenues to be earned upon commercialization of the service. VeriSign discounted the resulting cash flows back to their net present values. VeriSign based the net cash flows from such projects on its analysis of the respective markets and estimates of revenues and operating profits related to these projects. The in-process research and development was expensed upon acquisition because they had not yet reached technological feasibility and had no future alternative uses.

The allocation of the purchase price to the assets acquired and liabilities assumed based on the estimated fair value of RSI was as follows:

	October 17, 2005	Amortization Period
	(In thousands)	(Years)
Current assets	$2,540	—
Long-term assets	637	—
Goodwill	17,144	—
Customer relationships	2,870	7
Core technology	1,480	5
Existing technology	1,260	3
Non-compete agreement	400	2
In-process research and development	270	—
Trade name	80	5
Data content	40	2

Total assets acquired	26,721

Liabilities assumed	(1,512)

Net assets acquired	$25,209

Moreover Technologies

On October 4, 2005, VeriSign completed its acquisition of Moreover Technologies, Inc. (“Moreover”), a San Francisco, California-based privately held wholesale aggregator of real-time content for Web sites, search engines and enterprise customers. VeriSign’s purchase price of $29.7 million for all of the outstanding capital stock of Moreover consisted of approximately $28.7 million in cash consideration and $1.0 million in direct transaction costs. The acquisition has been accounted for as a purchase of a business and, accordingly, the total purchase price has been allocated to the tangible and intangible assets acquired and the liabilities assumed based on their respective fair values on the acquisition date. Moreover’s results of operations have been included in the consolidated financial statements from the date of acquisition. As a result of the acquisition of Moreover, VeriSign recorded goodwill of $13.9 million and other intangible assets of $11.7 million, which have been assigned to the Internet Services Group segment. The goodwill represents the excess value over both tangible and intangible assets acquired. The goodwill in this transaction is attributable to the anticipated ability to offer bloggers, publishers, enterprises and Web portals a more intelligent and scalable, real-time content platform. None of the goodwill for Moreover is expected to be deductible for tax purposes. The overall weighted-average life of the identified amortizable assets acquired in the purchase of Moreover is 5.5 years. These identified other intangible assets will be amortized on a straight-line basis over their useful lives.

The in-process research and development acquired in the Moreover acquisition consisted primarily of research and development required for the completion of all planning, design, development, and test activities that are necessary to establish that the product or service can be produced to meet its design specifications including features, functions, and performance.

VeriSign determined the fair value of the acquired in-process research and development by estimating the projected cash flows related to the project or service and future revenues to be earned upon commercialization of the service. VeriSign discounted the resulting cash flows back to their net present values. VeriSign based the net cash flows from such projects on its analysis of the respective markets and estimates of revenues and operating profits related to these projects. The in-process research and development was expensed upon acquisition because they had not yet reached technological feasibility and had no future alternative uses.

The allocation of the purchase price to the assets acquired and liabilities assumed based on the estimated fair value of Moreover was as follows:

	October 4, 2005	Amortization Period
	(In thousands)	(Years)
Current assets	$7,513	—
Long-term assets	220	—
Goodwill	13,943	—
Customer relationships	3,900	9
Existing technology	3,300	4
Non-compete agreement	1,900	2
In-process research and development	1,300	—
Content source database	560	5
Content relationships	440	5
Trade name	260	1

Total assets acquired	33,336

Liabilities assumed	(3,591)

Net assets acquired	$29,745

siteRock

On October 3, 2005, VeriSign Japan K.K. (“VSJ”) completed its acquisition of siteRock K.K. (“siteRock”), a Tokyo, Japan-based privately held remote network monitoring and outage managing and handling firm. VSJ paid approximately $53.3 million in cash for all of the outstanding capital stock and certain transaction related expenses of siteRock. The acquisition has been accounted for as a purchase of a business by VSJ and, accordingly, the total purchase price has been allocated to the tangible and intangible assets acquired and the liabilities assumed based on their respective fair values on the acquisition date. siteRock’s results of operations have been included in the consolidated financial statements from the date of acquisition. As a result of the acquisition of siteRock, VSJ recorded goodwill of $36.4 million and other intangible assets of $11.8 million. The goodwill represents the excess value over both tangible and intangible assets acquired. The goodwill in this transaction is attributable to the anticipated strategic fit with VSJ’s existing business and will create service and consulting offerings, that offer managed security services. None of the goodwill for siteRock is expected to be deductible for tax purposes. The overall weighted-average life of the identified amortizable assets acquired in the purchase of siteRock is approximately 4.5 years. These identified other intangible assets will be amortized on a straight-line basis over their useful lives.

The allocation of the purchase price to the net assets acquired based on the estimated fair value of siteRock was as follows:

	October 3, 2005	Amortization Period
	(In thousands)	(Years)
Current assets	$4,600	—
Long-term assets	500	—
Goodwill	36,400	—
Customer relationships	7,000	5
Non-compete agreement	300	3
Existing technology	4,300	4
Trade name	200	2

Assets acquired	$53,300

iDefense

On July 13, 2005, VeriSign completed its acquisition of iDefense, Inc. (“iDefense”), a Reston, Virginia-based privately held company. iDefense is a leading security intelligence services company providing detailed intelligence on network-based threats, vulnerabilities and malicious code. VeriSign paid approximately $37.8 million in cash for all the outstanding capital stock, vested stock options and certain transaction related expenses of iDefense and assumed unvested stock options. The acquisition has been accounted for as a purchase of a business and, accordingly, the total purchase price has been allocated to the tangible and intangible assets acquired and the liabilities assumed based on their respective fair values on the acquisition date. iDefense’s results of operations have been included in the consolidated financial statements from its date of acquisition. As a result of the acquisition of iDefense, VeriSign recorded goodwill of $34.7 million and other intangible assets of $7.5 million, which have been assigned to the Internet Services Group segment. The goodwill represents the excess value over both tangible and intangible assets acquired. The goodwill in this transaction is attributable to the anticipated ability to provide “intelligence” services to VeriSign’s customer base. None of the goodwill for iDefense is expected to be deductible for tax purposes. The overall weighted average life of the identified amortizable assets acquired in the purchase of iDefense is 5.6 years. These identified other intangible assets will be amortized on a straight line basis over their useful lives.

The acquired in-process research and development was written off upon acquisition and consisted primarily of research and development related to the efforts required to develop the acquired in process technology.

VeriSign determined the fair value of the acquired in-process technology by estimating the projected cash flows related to the project or service and future revenues to be earned upon commercialization of the service. VeriSign discounted the resulting cash flows back to their net present values. VeriSign based the net cash flows from such projects on its analysis of the respective markets and estimates of revenues and operating profits related to these projects.

The allocation of the purchase price to the assets acquired and liabilities assumed based on the estimated fair value of iDefense was as follows:

	July 13, 2005	Amortization Period
	(In thousands)	(Years)
Current assets	$657	—
Long-term assets	368	—
Goodwill	34,696	—
Content	700	2
Customer relationships	2,500	7
Non-compete agreement	200	2
Existing technology	700	2
In-process research and development	1,800	—
Trade name	1,600	7

Total assets acquired	43,221

Liabilities assumed	(5,408)

Net assets acquired	$37,813

LightSurf Technologies

On April 6, 2005, VeriSign completed its acquisition of LightSurf Technologies, Inc. (“LightSurf”), a Santa Cruz, California-based privately held provider of multimedia messaging and interoperability solutions for the wireless market. VeriSign paid approximately $275.4 million in common stock for all of the outstanding capital stock, warrants, vested stock options and certain transaction-related expenses and assumed unvested stock options. The acquisition has been accounted for as a purchase of a business and, accordingly, the total purchase price has been allocated to the tangible and intangible assets acquired and the liabilities assumed based on their respective fair values on the acquisition date. LightSurf’s results of operations have been included in the consolidated financial statements from its date of acquisition. As a result of the acquisition of LightSurf, VeriSign recorded goodwill of

$218.6 million and other intangible assets of $44.4 million, which have been assigned to the Communications Services Group segment. The goodwill represents the excess value over both tangible and intangible assets acquired. The goodwill in this transaction is attributable to the anticipated ability to offer carriers a comprehensive wireless data utility by combining LightSurf’s current capabilities with VeriSign’s existing communications services platforms. None of the goodwill for LightSurf is expected to be deductible for tax purposes. The overall weighted-average life of the identified amortizable assets acquired in the purchase of LightSurf is 3.2 years. These other identified intangible assets will be amortized on a straight-line basis over their useful lives.

The in-process technology acquired in the LightSurf acquisition consisted primarily of research and development efforts required for the completion of all planning, design, development, and test activities that are necessary to establish that the product or service can be produced to meet its design specifications including features, functions, and performance.

VeriSign determined the fair value of the acquired in-process technology by estimating the projected cash flows related to the project or service and future revenues to be earned upon commercialization of the service. VeriSign discounted the resulting cash flows back to their net present values. VeriSign based the net cash flows from such projects on its analysis of the respective markets and estimates of revenues and operating profits related to these projects.

The allocation of the purchase price to the assets acquired and liabilities assumed based on the estimated fair value of LightSurf was as follows:

	April 6, 2005	Amortization Period
	(In thousands)	(Years)
Current assets	$19,677	—
Long-term assets	7,225	—
Goodwill (2)	218,591	—
Customer relationships	9,000	5
Non-compete agreement	1,700	2.5
Technology in place	29,400	3 – 4
In-process research and development	4,300	—

Total assets acquired	289,893

Liabilities assumed	(14,475)

Net assets acquired	$275,418

Other Acquisitions

In addition to the above, VeriSign also acquired one other company in 2005 for a purchase price of approximately $15.0 million. The acquisition was not material on an individual basis.

All of the Company’s 2005 acquisitions results of operations for periods prior to the date of acquisition were not material on an individual basis or in the aggregate when compared with VeriSign’s consolidated results.

2004 Acquisitions

Jamba

In June 2004, VeriSign completed its acquisition of Jamba, a privately held provider of content services. VeriSign’s purchase price of $266.2 million for all the outstanding shares of capital stock of Jamba consisted of approximately $178.0 million in cash consideration, approximately $5.9 million in direct transaction costs, and the remainder in VeriSign common stock. The acquisition has been accounted for as a purchase of a business and, accordingly, the total purchase price has been allocated to the tangible and intangible assets acquired and the liabilities assumed based on their respective fair values on the acquisition date. Jamba’s results of operations have been included in the consolidated financial statements from its date of acquisition. As a result of the acquisition of Jamba, VeriSign recorded goodwill of $187.8 million and other intangible assets of $83.9 million, which have been assigned to the Communications Services Group segment. The goodwill represents the excess value over both tangible and intangible assets acquired. The goodwill in this transaction is attributable to the anticipated ability to offer carriers a comprehensive wireless data utility by combining Jamba’s current capabilities with VeriSign’s existing communications services platforms. None of the goodwill for Jamba is deductible for tax purposes. The overall weighted-average life of the identified amortizable assets acquired in the purchase of Jamba is 4.2 years. These identified other intangible assets will be amortized on a straight-line basis over their useful lives.

The allocation of the purchase price to the assets acquired and liabilities assumed based on the estimated fair value of Jamba was as follows:

	June 3, 2004	Amortization Period
	(In thousands)	(Years)
Current assets	$56,220	—
Long-term assets	1,014	—
Goodwill	187,777	—
Carrier relationships	27,700	6
Subscription base	25,110	2
Non-compete agreements	10,520	2
Trade name	17,760	6
Technology in place	2,570	3
Internally developed content	210	3

Total assets acquired	328,881

Current liabilities	(29,233)
Deferred income tax liabilities	(33,493)

Total liabilities assumed	(62,726)

Net assets acquired	$266,155

Guardent

In February 2004, VeriSign completed its acquisition of Guardent, a privately held provider of managed security services. VeriSign paid approximately $141.2 million for all the outstanding shares of capital stock of Guardent, of which approximately $65 million was in cash and the remainder in VeriSign common stock. The acquisition has been accounted for as a purchase of a business and, accordingly, the total purchase price has been allocated to the tangible and intangible assets acquired and the liabilities assumed based on their respective fair values on the acquisition date. Guardent’s results of operations have been included in the consolidated financial statements from its date of acquisition. As a result of the acquisition of Guardent, VeriSign recorded goodwill of $114.1 million and other intangible assets of $22.2 million, which have been assigned to the Internet Services Group segment. The goodwill represents the excess value over both tangible and intangible assets acquired. VeriSign attributes the goodwill in this transaction to management’s belief that the acquisition is a strategic fit with its existing business and will create an unmatched breadth of service and consulting offerings, delivered from a global infrastructure that is highly scalable and offers reliable, state-of-the-art managed security services. None of the goodwill for Guardent is deductible for tax purposes. The overall weighted-average life of the identified amortizable assets acquired in the purchase of Guardent is 4.5 years. These identified other intangible assets will be amortized on a straight-line basis over their useful lives.

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition:

	February 27, 2004	Amortization Period
	(In thousands)	(Years)
Current assets	$5,139	—
Property and equipment, net	4,735	—
Other long-term assets	1,096	—
Goodwill	114,069	—
Customer contracts and relationship	13,200	5 – 6
Non-compete agreement	5,700	3
Technology in place	3,200	1 – 3
Backlog	100	1

Total assets acquired	147,239

Total liabilities assumed	(6,017)

Net assets acquired	$141,222

All of the Company’s 2004 acquisitions results of operations for periods prior to the date of acquisition were not material on an individual basis or in the aggregate when compared with VeriSign’s consolidated results.

Note 4. Discontinued Operations

In the first quarter of 2007, VeriSign made a decision to sell its wholly-owned Jamba Service subsidiary. The Jamba Service subsidiary was part of the Communication Services Group.

On November 18, 2005, the Company completed the sale of certain assets related to its payment gateway business pursuant to an Asset Purchase Agreement, dated October 10, 2005 (the “Agreement”), among PayPal, Inc., PayPal International Limited (collectively, “PayPal”), a wholly owned subsidiary of eBay Inc. Under the Agreement, PayPal acquired certain assets related to VeriSign’s payment gateway business and assumed certain liabilities related thereto for $370 million in cash. The payment gateway business was part of the Internet Services Group segment.

The Company has determined that the disposed Jamba Service subsidiary and the payment gateway business should be accounted for as discontinued operations in accordance with SFAS 144. Consequently, the results of operations of the discontinued operations have been excluded from the Company’s results from continuing operations for all periods presented and have instead been presented as discontinued operations.

In connection with the sale of the payment gateway business, the Company entered into a Transitional Service Agreement (“TSA”) with PayPal to provide certain transitional network and customer support services. The related fees were recorded as a direct reduction to the respective costs and expenses included in discontinued operations. The expected cash flows under the TSA do not represent a significant continuation of the direct cash flows of the disposed payment gateway business. In April 2006, PayPal elected to terminate the customer support services provided by VeriSign under the TSA. In September 2006, PayPal elected to terminate the billing services, production services and other transitional services provided under the TSA.

The following table represents revenues from discontinued operations and the components of earnings from discontinued operations for the periods presented:

	Year Ended December 31,
	2006	2005	2004
	(In thousands)
Revenues	$12,162	$59,669	$51,880
Income before taxes from discontinued operations	$7,078	$24,735	$22,196
Income tax expense	2,363	8,255	2,910

Operating income from discontinued operations	4,715	16,480	19,286
Gain on sale of payment gateway business, net of taxes of $124,249	—	250,573	—

Net income from discontinued operations	$4,715	$267,053	$19,286

The following table presents the calculation of the gain on the sale of the payment gateway business:

Year Ended December 31, 2005
(In thousands)
Proceeds from sale	$370,000
Transaction costs	2,778

Net proceeds	367,222
Net liabilities assumed by PayPal	7,600

Gain on sale before income taxes	374,822
Income tax expense	124,249

Gain on sale of discontinued operations, net of tax	$250,573

The following table presents the carrying amounts of major classes of assets and liabilities relating to discontinued operations at December 31, 2006 and 2005:

	December 31,
	2006	2005
	(In thousands)
Current Assets:
Cash and cash equivalents	$23,035	$11,732
Accounts receivable, net	11,201	12,215
Prepaid expenses and other current liabilities	95	85
Deferred tax assets	2,330	1,938

Total current assets of discontinued operations	36,661	25,970

Total long-term assets from discontinued operations (1)	7,000	7,000

Total Assets	$43,661	$32,970

Liabilities:
Accounts payable and accrued liabilities	$18,068	$19,430
Deferred revenue	6,533	6,827

Total current liabilities of discontinued operations	24,601	26,257

Total Liabilities	$24,601	$26,257

(1)	Total long-term assets from discontinued operations represents $7.0 million of goodwill associated with the Jamba Service subsidiary.

Note 5. Sale of Domain Name Registrar Business

On November 25, 2003, VeriSign completed the sale of its Network Solutions domain name registrar business to Pivotal Private Equity. The Company received $97.6 million of consideration, consisting of $57.6 million in cash and a $40 million senior subordinated note that bears interest at 7% per annum for the first three years and 9% per annum thereafter and matures five years from the date of closing. During 2005, the Company received a payment from Network Solutions in the amount of $20.0 million, which included $14.0 million to reduce the principal balance of the note receivable, $3.8 million of interest income related to the note receivable and a dividend payment of $2.2 million recorded in other income.

During the first quarter of 2006, Network Solutions repaid in full all amounts outstanding under the Secured Senior Promissory Note dated November 25, 2003. In addition, Network Solutions redeemed VeriSign’s 15% equity interest in Network Solutions. VeriSign received total payments from Network Solutions in the amount of $47.8 million, which included $26.0 million to reduce the principal balance of the note receivable, $0.1 million of interest income related to the note receivable and the difference of $21.7 million was recorded as a gain on investment in other income. As a result of the redemption of the membership interests, the Company no longer owns equity interests in any Internet domain name registrars.

Note 6. Restructuring, Impairments and Other Charges (Reversals), net

Below is a comparison of the restructuring, impairments and other charges (reversals), net for the periods presented:

	Year Ended December 31,
	2006	2005	2004
	(In thousands)
2002 and 2003 Restructuring Plan (reversals) charges	$(6,421)	$(2,928)	$3,285
Impairments and other charges	1,950	21,631	20,072

Total restructuring, impairments and other charges (reversals), net	$(4,471)	$18,703	$23,357

2003 Restructuring Plan

In November 2003, VeriSign announced a restructuring initiative related to the sale of its Network Solutions business and the realignment of other business units. The restructuring plan resulted in reductions in workforce, abandonment of excess facilities, disposals of property and equipment and other charges.

2002 Restructuring Plan

In April 2002, VeriSign announced plans to restructure its operations to rationalize, integrate and align resources. This restructuring plan included workforce reductions, abandonment of excess facilities, write-off of abandoned property and equipment and other charges.

To date, VeriSign has recorded $161.0 million in restructuring charges under its 2002 and 2003 plans.

The following table sets forth the consolidated restructuring and other charges (reversals) associated with the restructuring plans for the periods presented:

	Year Ended December 31,
	2006	2005	2004
	(In thousands)
Workforce reduction	$(107)	$(787)	$1,046
Excess facilities	(6,300)	(2,882)	1,538
Exit costs	(13)	(75)	486

Subtotal	(6,420)	(3,744)	3,070
Impairments and other (reversals) charges	(1)	816	215

Total net restructuring, impairments and other (reversals) charges	$(6,421)	$(2,928)	$3,285

Workforce reduction. During 2006 and 2005, VeriSign adjusted the workforce reduction charges relating primarily to severance and fringe benefits. The Company recorded workforce reduction charges of $1.0 million in connection with workforce reduction of approximately 35 employees during 2004.

Excess facilities. In 2006, VeriSign recorded a net reversal of approximately $6.3 million primarily due to an unexpected early termination agreement of an existing facility in which the Company had previously estimated a significant vacancy period in its projection of sublease income. During 2005, VeriSign recorded reversals of $2.9 million to its excess facilities primarily in connection with a decision to utilize and build a facility that VeriSign had treated as abandoned under its 2003 restructuring plan and for which it had previously recorded a restructuring charge. As part of the restatement, VeriSign recorded a $2.3 million reversal in 2005 to correct a charge that was incorrectly expensed in 2005. The 2005 correction was properly expensed in 2003.

Exit costs. VeriSign recorded other exit costs primarily relating to the realignment of its Communications Services Group segment.

Impairments and other charges

During 2006, VeriSign wrote-off approximately $2.0 million of other intangible assets specifically related to abandoned technology acquired for a specific customer. During 2005, VeriSign recorded an impairment of approximately $21.6 million relating to the abandonment of the development efforts related to an internally developed software project. During 2004, VeriSign recorded approximately $20.1 million in charges primarily relating to an impairment of obsolete telecommunications computer software and other equipment.

As of December 31, 2006, the accrued liability associated with the 2002 and 2003 restructuring plan was $4.8 million and consisted of the following:

	Accrued Restructuring Costs at December 31, 2005	Reversals and Adjustments to Restructuring Charges	Non-Cash Additions to the Accrual	Cash Payments	Accrued Restructuring Costs at December 31, 2006
	(In thousands)
Workforce reduction	$107	$(107)	$—	$—	$—
Excess facilities	18,054	(6,300)	18	(7,159)	4,613
Exit costs	134	(13)	21	—	142
Other charges	21	(1)	—	(20)	—

Total restructuring charges (reversals)	$18,316	$(6,421)	$39	$(7,179)	$4,755

Included in current portion of accrued restructuring costs	$7,440				$3,818

Included in long-term accrued restructuring costs	$10,876				$937

Cash payments totaling approximately $4.6 million related to the abandonment of excess facilities under both restructuring plans will be paid over the respective lease terms, the longest of which extends through April 2008. The future cash payments related to lease terminations due to the abandonment of excess facilities is expected to be as follows:

	Contractual Lease Payments	Anticipated Sublease Income	Net
	(In thousands)
2007	$3,715	$(39)	$3,676
2008	937	—	937

	$4,652	$(39)	$4,613

Note 7. Cash, Cash Equivalents, Investments and Restricted Cash

VeriSign’s cash equivalents, short-term investments and restricted investments have been classified as available-for-sale. The following tables summarize VeriSign’s cash, cash equivalents, short and long-term investments and restricted cash and investments as of December 31, 2006 and 2005:

	December 31, 2006
	Carrying Value	Unrealized Gains	Unrealized Losses	Estimated Fair Value
	(In thousands)
Classified as current assets:
Cash	$465,836	$—	$—	$465,836
Commercial paper	7,223	1	—	7,224
Corporate bonds and notes	83,507	1	(580)	82,928
Money market funds	5,690	—	—	5,690
U.S. government and agency securities	30,356	—	(238)	30,118
Municipal bonds	5,399	—	(36)	5,363
Asset-backed securities	81,185	—	(939)	80,246

	679,196	2	(1,793)	677,405

Included in cash and cash equivalents				$478,749

Included in short-term investments				$198,656

Classified as long-term assets:
Equity securities of non-public companies	11,235	—	—	11,235
Corporate bonds and notes	11,312	2	(73)	11,241
Money market funds	442	—	—	442
Commercial Paper	757	—	—	757
U.S. government and agency securities	10,206	17	(32)	10,191
Asset-backed securities	22,476	18	(124)	22,370
Certificates of deposit	4,436	—	—	4,436

	$60,864	$37	$(229)	60,672

Included in restricted cash and investments				$49,437

Included in other assets, net				$11,235

	December 31, 2005
	Carrying Value	Unrealized Gains	Unrealized Losses	Estimated Fair Value
	(In thousands)
Classified as current assets:
Cash	$441,932	$—	$—	$441,932
Commercial paper	14,843	7	—	14,850
Corporate bonds and notes	127,952	—	(1,625)	126,327
Money market funds	157	—	—	157
U.S. government and agency securities	119,002	4	(1,055)	117,951
Municipal bonds	6,277	—	(100)	6,177
Asset-backed securities	139,515	—	(1,975)	137,540

	849,678	11	(4,755)	844,934

Included in cash and cash equivalents				$466,928

Included in short-term investments				$378,006

Classified as long-term assets:
Equity securities of non-public companies	6,722	—	—	6,722
Corporate bonds and notes	13,738	—	(216)	13,522
Money market funds	64	—	—	64
U.S. government and agency securities	9,071	2	(95)	8,978
Asset-backed securities	22,745	—	(309)	22,436
Certificates of deposit	5,972	—	—	5,972

	$58,312	$2	$(620)	57,694

Included in restricted cash and investments				$50,972

Included in other assets, net				$6,722

Gross realized losses on investments totaled $0.4 million in 2006 consisting of the impairment and sale of certain public and non-public equity investments. Gross realized gains on investments were $23.2 million in 2006.

Gross realized losses on investments totaled $0.8 million in 2005 consisting of the impairment and sale of certain public and non-public equity investments. Gross realized gains on investments were $12.1 million in 2005.

Gross realized losses on investments totaled $12.6 million in 2004 consisting of the impairment and sale of certain public and non-public equity investments. Gross realized gains on investments were $4.4 million in 2004.

Unrealized gains and losses on available-for-sale investments are included in accumulated other comprehensive loss in the balance sheets. The unrealized losses on the Company’s investments were caused primarily by interest rate increases. In addition, the contractual terms of these securities do not permit the issuer to call, prepay or otherwise settle the securities at prices less than the stated par value of the security. Because the Company has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2006. All investments with unrealized losses at December 31, 2005 had been in a loss position for less than 12 months. Gross unrealized gains and losses on its available-for-sale investments at December 31, 2006 and 2005 were as follows:

	2006	2005
	(In thousands)
Gross unrealized gains	$39	$13
Gross unrealized losses	(2,022)	(5,375)

Net unrealized losses	$(1,983)	$(5,362)

The following table summarizes the fair value and gross unrealized losses related to 164 available-for-sale investments, aggregated by type of investment and length of time that individual securities have been held, as well as were in an unrealized loss position, which is measured and determined at each fiscal year end:

	Securities held for 12 months or less, in a loss position at December 31, 2006		Securities held for 12 months or more, in a loss position at December 31, 2006		Total in a loss position
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(In thousands)
Corporate bonds and notes	$61,615	$(437)	$31,067	$(217)	$92,682	$(654)
U.S. government and agency securities	20,545	(139)	14,977	(130)	35,522	(269)
Municipal bonds	—	—	5,363	(36)	5,363	(36)
Asset-backed securities	64,117	(766)	31,628	(297)	95,745	(1,063)

	$146,277	$(1,342)	$83,035	$(680)	$229,312	$(2,022)

The following table summarizes the available-for-sale investments as of December 31, 2006, classified by the maturity date of the investment:

	Carrying Value	Estimated Fair Value
	(In thousands)
Due within one year	$211,624	$210,106
Due within two years	45,929	45,464
Due within three years	1,000	1,000

Total available-for-sale investments	$258,553	$256,570

Restricted Cash and Investments

As of December 31, 2006, restricted cash and investments include $45.0 million related to a trust established during 2004 for VeriSign’s director and officer liability self-insurance coverage. As of December 31, 2006 and December 31, 2005, VeriSign has pledged approximately $4.4 million and $6.0 million, respectively, as collateral for standby letters of credit that guarantee certain of its contractual obligations, primarily relating to its real estate lease agreements, the longest of which is expected to mature in 2014.

Note 8. Goodwill and Other Intangible Assets

The following table summarizes the changes in the carrying amount of goodwill as allocated to the Company’s operating segments for the years ended December 31, 2006 and 2005:

	Internet Services Group	Communications Services Group (3)	Total
	(In thousands)
December 31, 2004	$190,245	$529,000	$719,245
LightSurf acquisition	—	218,591	218,591
iDefense acquisition	34,696	—	34,696
siteRock acquisition	36,400	—	36,400
Moreover acquisition	13,943	—	13,943
RSI acquisition	17,144	—	17,144
Other acquisitions and adjustments (1) (2)	11,632	10,312	21,944

December 31, 2005	304,060	757,903	1,061,963
CallVision acquisition	—	18,015	18,015
3united acquisition	—	48,316	48,316
Kontiki acquisition	—	23,898	23,898
m-Qube acquisition	—	159,978	159,978
GeoTrust acquisition	100,081	—	100,081
inCode acquisition	—	27,800	27,800
Other acquisitions and adjustments (1) (2)	11,651	(9,209)	2,442

December 31, 2006	$415,792	$1,026,701	$1,442,493

(1)	Other acquisitions consist of companies that were considered not material on an individual basis or in the aggregate at the time of purchase. In 2006, VeriSign acquired two companies with an aggregate goodwill of $18.9 million. In 2005, VeriSign acquired one company with $13.7 million in goodwill. These companies were allocated to the Internet Services Group.
(2)	VeriSign makes certain goodwill adjustments after the initial purchase to acquired companies for income tax adjustments, adjustments for vested stock options, foreign exchange fluctuations and other additions or reductions that were determined after the initial purchase.
(3)	The beginning balance of the Communication Services Group at December 31, 2004 has been adjusted by $7.0 million which represents the goodwill associated with the disposed Jamba Service subsidiary.

There were no impairment charges for goodwill and other intangible assets from the annual impairment tests conducted as of June 30, 2006, 2005 and 2004.

VeriSign’s other intangible assets are comprised of:

	As of December 31, 2006
	Gross Carrying Value	Accumulated Amortization and Impairment	Net Carrying Value	Weighted-Average Remaining Life
	(Dollars in thousands)
Customer relationships	$459,088	$(331,279)	$127,809	4.6 years
Technology in place	237,238	(138,866)	98,372	4.2 years
Carrier relationships	64,000	(15,345)	48,655	5.4 years
Non-compete agreement	40,196	(13,785)	26,411	2.2 years
Trade name	34,557	(11,480)	23,077	4.0 years
Other	11,250	(2,144)	9,106	3.7 years

Total other intangible assets	$846,329	$(512,899)	$333,430	4.3 years

	As of December 31, 2005
	Gross Carrying Value	Accumulated Amortization and Impairment	Net Carrying Value	Weighted-Average Remaining Life
	(Dollars in thousands)
Customer relationships	$421,707	$(293,312)	$128,395	2.7 years
Technology in place	166,355	(114,650)	51,705	2.8 years
Carrier relationships	27,700	(7,271)	20,429	4.4 years
Non-compete agreement	20,828	(12,679)	8,149	1.2 years
Trade name	19,870	(4,856)	15,014	4.6 years
Other	1,950	(340)	1,610	3.4 years

Total other intangible assets	$658,410	$(433,108)	$225,302	3.0 years

Fully amortized other intangible assets are not included in the above tables.

Estimated future amortization expense related to other intangible assets at December 31, 2006 is as follows:

(In thousands)
2007	$124,327
2008	62,464
2009	53,905
2010	37,734
2011	23,125
Thereafter	31,875

$333,430

Note 9. Other Balance Sheet Items

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following:

	December 31,
	2006	2005
	(In thousands)
Prepaid expenses	$73,374	$55,772
Other current assets	141,581	71,032
Securities litigation receivable (1)	80,000	—
Prepaid expenses and other current assets	$294,955	$126,804

(1)	VeriSign recorded an $80.0 million receivable from liability insurers for the Company and its directors and officers in connection with the settlement of the Securities Litigation and Derivative Litigation.

Property and Equipment

The following table presents detail of property and equipment:

	December 31,
	2006	2005
	(In thousands)
Land	$222,750	$222,516
Buildings	88,532	74,466
Computer equipment and purchased software	699,576	573,536
Office equipment, furniture and fixtures	29,682	26,831
Leasehold improvements	90,263	84,469

	1,130,803	981,818
Less accumulated depreciation and amortization	(525,511)	(423,546)

Property and equipment, net	$605,292	$558,272

Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consist of the following:

	December 31,
	2006	2005
	(In thousands)
Accounts payable	$33,903	$68,097
Employee compensation	109,775	89,760
Customer deposits	73,845	27,822
Taxes payable and other tax liabilities	226,342	229,770
Other accrued liabilities	158,131	139,791
Securities litigation payable (1)	80,000	—

	$681,996	$555,240

(1)	VeriSign recorded the $80.0 million payable to account for the settlement of the Securities Litigation and Derivative Litigation. Under terms of the settlement, liability insurers for the Company and its directors and officers will pay $80.0 in settlement of the lawsuits.

Long-Term Liabilities

In November 1999, VeriSign entered into an agreement for the management and administration of the Tuvalu country code top-level domain, .tv, with the Government of Tuvalu for payments of future royalties. Future royalty payment obligations will amount to $4.0 million. The current portion of $2.0 million is due in 2007 and the long-term portion of $2.0 million matures in 2008. Additionally, VeriSign has approximately $2.6 million of other long-term liabilities which mature over the next two years. The current portion of long-term liabilities payable is included in accounts payable and accrued liabilities and the non-current portion is included in other long-term liabilities in the accompanying consolidated balance sheets.

Note 10. Credit Facility

On June 7, 2006, VeriSign entered into a credit agreement (the “Credit Agreement”) with a syndicate of banks and other financial institutions related to a $500 million senior unsecured revolving credit facility (the “Facility”), under which VeriSign, or certain designated subsidiaries may be borrowers. As of December 31, 2006, $199.0 million was borrowed under the Facility.

Loans bear interest at a rate per annum equal to, at the election of VeriSign, the Adjusted LIBOR Rate, plus a margin of between 0.50% and 1.025%, depending on VeriSign’s ratio of funded indebtedness to EBITDA as calculated pursuant to the Credit Agreement (the “Leverage Ratio”), or the higher of the prime rate, as announced from time to time by Bank of America, N.A., and the Federal Funds rate plus 0.50%. If the Company elects the Adjusted LIBOR Rate, interest is payable at maturity. If the Company elects the higher of the prime rate and the Federal Funds rate plus 0.50%, interest is paid quarterly. In addition, VeriSign is required to pay the lenders under the Credit Agreement a commitment fee at a rate per annum of between 0.125% and 0.225%, depending on the Leverage Ratio, payable quarterly in arrears.

The Credit Agreement contains certain affirmative and negative covenants. Affirmative covenants include, among others, financial and other reporting obligations, maintenance of existence, payment of obligations, maintenance of properties, maintenance of insurance, compliance with laws, maintenance of books and records, and maintenance of approvals and authorizations. Negative covenants include, among others, limitations on incurrence of liens, limitations on investments, limitations on incurrence of additional indebtedness, limitations on mergers and acquisitions, limitations on asset sales, limitations on dividends, share redemptions and other restricted payments, limitations on changing its business, limitations on entering into certain types of burdensome agreements and limitations on transactions with affiliates. The Credit Agreement includes two financial covenants, including maintaining the ratio of consolidated EBITDA to consolidated interest charges above 2.50:1.00 for any four fiscal quarters, and maintaining the Leverage Ratio below 3.00:1.00 at any time during any period of four fiscal quarters. At December 31, 2006, the interest rate on the outstanding balance of the Facility was 5.86%.

The Facility terminates on June 7, 2011 at which time outstanding borrowings under the Facility are due. VeriSign may optionally prepay loans under the Credit Agreement other than Competitive Bid Loans at any time, without penalty, subject to reimbursement of certain costs in the case of LIBOR borrowings.

Note 11. Stockholders’ Equity

Preferred Stock

VeriSign is authorized to issue up to 5,000,000 shares of preferred stock. As of December 31, 2006, no shares of preferred stock had been issued. In connection with its stockholder rights plan, VeriSign authorized 3 million shares of Series A Junior Participating Preferred Stock, par value $0.001 per share. In the event of liquidation, each preferred share will be entitled to a $1.00 preference, and thereafter the holders of the preferred shares will be entitled to an aggregate payment of 100 times the aggregate payment made per common share. Each preferred share will have 100 votes, voting together with the common shares. Finally, in the event of any merger, consolidation or other transaction in which common shares are exchanged, each preferred share will be entitled to receive 100 times the amount received per common share. These rights are protected by customary anti-dilution provisions.

Stock Repurchase Programs

To facilitate the stock repurchase program, designed to return value to the stockholders and minimize dilution from stock issuances, VeriSign repurchases shares in the open market and from time to time enters into structured stock repurchase agreements with third parties.

In 2001, VeriSign and the Board of Directors authorized the repurchase of up to $350 million of the Company’s common stock in open market, negotiated or block transactions. This stock repurchase program was completed in the third quarter of 2005. In 2005, the Board of Directors of VeriSign authorized a new stock repurchase program to repurchase up to $500 million of the Company’s common stock in open market, negotiated or block transactions. This stock repurchase was completed in the second quarter of 2006. On May 16, 2006, the Board of Directors of VeriSign authorized a new $1 billion stock repurchase program to purchase shares of VeriSign’s common stock on the open market, or in negotiated or block trades. As of December 31, 2006, the Company has approximately $984.7 million available under the 2006 stock repurchase program.

The table sets forth the total amount of shares repurchased and net purchase price for the years presented:

	Year Ended December 31,
	2006	2005	2004
	(In thousands)
Shares repurchased	6,490	22,817	4,474
Aggregate purchase price	$135,000	$548,630	$113,257

From the inception of the stock purchase program in 2001 to December 31, 2006, a total of 35.3 million shares have been repurchased for a net purchase price of approximately $865.3 million.

Stockholder Rights Plan

On September 24, 2002, the Board of Directors of VeriSign declared a dividend of one stock purchase right (“Right”) for each outstanding share of VeriSign common stock. The dividend was paid to stockholders of record on October 4, 2002 (“Record Date”). In addition, one Right shall be issued with each common share that becomes outstanding (i) between the Record Date and the earliest of the Distribution Date, the Redemption Date and the Final Expiration Date (as such terms are defined in the Rights Agreement) or (ii) following the Distribution Date and prior to the Redemption Date or Final Expiration Date, pursuant to the exercise of stock options or under any employee plan or arrangement or upon the exercise, conversion or exchange of other securities of VeriSign, which options or securities were outstanding prior to the Distribution Date. The Rights will become exercisable only upon the occurrence of certain events specified in the Rights Agreement (“Rights Agreement”), including the acquisition of 20% of VeriSign’s outstanding common stock by a person or group. Each Right entitles the registered holder, other than an “acquiring person,” under specified circumstances, to purchase from VeriSign one one-hundredth of a share of VeriSign Series A Junior Participating Preferred Stock, par value $0.001 per share (“Preferred Share”), at a price of $55.00 per one one-hundredth of a Preferred Share, subject to adjustment. Preferred Shares purchasable upon exercise of the Rights will not be redeemable. In addition, each Right entitles the registered holder, other than an “acquiring person”, under specified circumstances, to purchase from VeriSign that number of shares of VeriSign common stock having a market value of two times the exercise price of the Right. In February 2006, VeriSign’s Board of Directors reviewed the stockholder rights plan and determined that it continues to be in the best interest of VeriSign and its stockholders. No cash dividends have been declared or paid on VeriSign’s common stock since inception.

Note 12. Calculation of Net Income Per Share

In accordance with SFAS No. 128, “Earnings per Share,” the Company computes basic income per share by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted net income per share reflects the dilution of potential common shares outstanding such as stock options and unvested restricted stock awards during the period using the treasury stock method.

The following table presents the computation of basic and diluted net income per share:

	Year Ended December 31,
	2006	2005	2004
	(In thousands, except per share data)
Net income:
Net income from continuing operations	$374,300	$161,925	$133,534
Net income from discontinued operations, net of tax	4,715	16,480	19,286
Gain on sale of discontinued operations, net of tax	—	250,573	—

Net income	$379,015	$428,978	$152,820

Weighted-average shares:
Weighted-average common shares outstanding	244,421	257,368	250,564
Diluted weighted-average common shares outstanding:
Stock options	2,344	6,064	4,564
Unvested restricted stock and restricted stock units	111	69	76
Other	197	188	210

Shares used to compute diluted net income per share	247,073	263,689	255,414

Net income per share:
Basic:
Net income from continuing operations	$1.53	$0.63	$0.53
Net income from discontinued operations	0.02	0.06	0.08
Gain on sale of discontinued operations	—	0.98	—

Net Income	$1.55	$1.67	$0.61

Diluted:
Net income from continuing operations	$1.51	$0.62	$0.52
Net income from discontinued operations	0.02	0.06	0.08
Gain on sale of discontinued operations	—	0.95	—

Net Income	$1.53	$1.63	$0.60

Weighted-average potential common shares do not include stock options with an exercise price that exceeded the average fair market value of VeriSign’s common stock for the period. The following table sets forth the weighted-average potential common shares that were excluded from the computation of diluted net income per share because their effect would have been anti-dilutive:

	Year Ended December 31,
	2006	2005	2004
	(In thousands, except per share data)
Weighted-average stock options outstanding	25,632	13,737	12,224
Weighted-average exercise price	$36.46	$57.54	$69.30

Note 13. Stock-Based Compensation

Effective January 1, 2006, the Company adopted the provisions of SFAS 123R. See Note 1 for a description of VeriSign’s adoption of SFAS 123R.

Stock Option Plans

The majority of VeriSign’s stock-based compensation expense relates to stock options. Historically, stock options have been granted to broad groups of employees at most levels on a discretionary basis. In the second quarter of 2006, the Compensation Committee, in consultation with other members of the Company’s Board of Directors, resolved to grant restricted stock units (“RSUs”) instead of stock options to employees below the director level. Employees at or above the director level continue to be eligible to receive stock options as well as RSUs. As of December 31, 2006, a total of 58,304,920 shares of common stock were reserved for issuance upon the exercise of stock options and for the future grant of stock options or awards under VeriSign’s equity incentive plans.

On May 26, 2006, the stockholders of VeriSign approved the 2006 Equity Incentive Plan (“2006 Plan”). The 2006 Plan replaces VeriSign’s 1998 Directors Plan, 1998 Equity Incentive Plan, and 2001 Stock Incentive Plan. The 2006 Plan authorizes the award of incentive stock options to employees and non-qualified stock options, restricted stock awards, restricted stock units, stock bonus awards, stock appreciation rights and performance shares to eligible employees, officers, directors, consultants, independent contractors and advisors. Options may be granted at an exercise price not less than 100% of the fair market value of VeriSign’s common stock on the date of grant. The 2006 Plan is administered by the Compensation Committee of the Board of Directors which may delegate to a committee of one or more members of VeriSign’s Board of Directors or VeriSign’s officers the ability to grant awards and take certain other actions with respect to participants who are not executive officers or non-employee directors. All options have a term of not greater than 10 years from the date of grant. Options issued generally vest 25% on the first anniversary date and ratably over the following 12 quarters. A restricted stock unit is an award covering a number of shares of VeriSign common stock that may be settled in cash or by issuance of those shares, which may consist of restricted stock. Restricted stock units will generally vest in four installments with 25% of the shares vesting on each anniversary of the date of grant over 4 years. The Compensation Committee of the Board of Directors, however, may authorize grants with a different vesting schedule in the future. 27,000,000 shares were authorized and reserved for issuance under the 2006 Plan.

The 2001 Stock Incentive Plan (“2001 Plan”) was terminated upon approval of the 2006 Plan. Options to purchase common stock granted under the 2001 Plan remain outstanding and subject to the vesting and exercise terms of the original grant. The 2001 Plan authorized the award of non-qualified stock options and restricted stock awards to eligible employees, officers who are not subject to Section 16 reporting requirements, contractors and consultants. As of December 31, 2006, no restricted stock awards have been made under the 2001 Plan. Options were granted at an exercise price not less than 100% of the fair market value of VeriSign’s common stock on the date of grant. All options were granted at the discretion of the Board and have a term not greater than 10 years from the date of grant. Options issued generally vest 25% on the first anniversary date and ratably over the following 12 quarters. No further options can be granted under the 2001 Plan.

The 1998 Equity Incentive Plan (“1998 Plan”) was terminated upon approval of the 2006 Plan. Options to purchase common stock granted under the 1998 Plan remain outstanding and subject to the vesting and exercise terms of the original grant. The 1998 Plan authorized the award of options, restricted stock awards, restricted stock units and stock bonuses. Options were granted at an exercise price not less than 100% of the fair market value of VeriSign’s common stock on the date of grant for incentive stock options and 85% of the fair market value for non-qualified stock options. All options were granted at the discretion of the Board and have a term not greater than 7 years from the date of grant. Options issued generally vest 25% on the first anniversary date and ratably over the following 12 quarters. Restricted stock awards and restricted stock units entitle the recipient to receive, at VeriSign’s discretion, shares or cash upon vesting. No further options can be granted under the 1998 Plan.

The 1998 Directors Plan (“Directors Plan”) was terminated upon the approval of the 2006 Plan. Options to purchase common stock granted under the Directors Plan remain outstanding and subject to the vesting and exercise terms of the original grant. Members of the Board who were not employees of VeriSign, or of any parent, subsidiary or affiliate of VeriSign, were eligible to participate in the Directors Plan. The option grants under the Directors Plan were automatic and non-discretionary, and the exercise price of the options was 100% of the fair market value of the common stock on the date of the grant. Each eligible director was initially granted an option to purchase 25,000 shares on the date he or she first became a director (“Initial Grant”). On each anniversary of a director’s Initial Grant or most recent grant if he or she was ineligible to receive an Initial Grant, each eligible director was automatically granted an additional option to purchase 12,500 shares of common stock if the director had served continuously as a director since the date of the Initial Grant or most recent grant. The term of the options under the Directors Plan is ten years and options vest as to 6.25% of the shares each quarter after the date of the grant, provided the optionee remains a director of VeriSign.

The 1995 Stock Option Plan and the 1997 Stock Option Plan (“1995 and 1997 Plans”) were terminated concurrent with VeriSign’s initial public offering in 1998. Options to purchase common stock granted under the 1995 and 1997 Plans remain outstanding and subject to the vesting and exercise terms of the original grant. All shares that remained available for future issuance under the 1995 and 1997 Plans at the time of their termination were transferred to the 1998 Equity Incentive Plan. No further options can be granted under the 1995 and 1997 Plans. Options granted under the 1995 and 1997 Plans are subject to terms substantially similar to those described below with respect to options granted under the 1998 Equity Incentive Plan.

In connection with its acquisitions in 2005 and 2006, VeriSign assumed some of the acquired companies’ stock options. Options assumed generally have terms of seven to ten years and generally vest over a four-year period, as set forth in the applicable option agreement.

1998 Employee Stock Purchase Plan

As of December 31, 2006, VeriSign has reserved 17,589,449 shares for issuance under the 1998 Employee Stock Purchase Plan (“Purchase Plan”). Eligible employees may purchase common stock through payroll deductions by electing to have between 2% and 15% of their compensation withheld. Each participant is granted an option to purchase common stock on the first day of each 24-month offering period and this option is automatically exercised on the last day of each six-month purchase period during the offering period. The purchase price for the common stock under the Purchase Plan is 85% of the lesser of the fair market value of the common stock on the first day of the applicable offering period or the last day of the applicable purchase period. Offering periods begin on February 1 and August 1 of each year. On January 1 of each year, the number of shares available for grant under the Purchase Plan will automatically be increased by an amount equal to 1% of the outstanding common shares on the immediately preceding December 31.

Stock-based Compensation

On March 29, 2005, the SEC published Staff Accounting Bulletin (“SAB”) No. 107, which provides the Staff’s views on a variety of matters relating to stock-based payments. SAB 107 requires stock-based compensation to be classified in the same expense line items as cash compensation. The following table sets forth the total stock-based compensation recognized for the periods presented:

	Year Ended December 31,
	2006	2005	2004
	(In thousands, except per share data)
Stock-based compensation:
Cost of revenue	$14,750	$982	$2,395
Sales and marketing	15,210	173	7,248
Research and development	10,406	1,328	4,809
General and administrative	25,482	(12,950)	31,655

Total stock-based compensation	65,848	(10,467)	46,107
Tax (benefit) expense associated with stock-based compensation expense	(17,647)	3,946	—

Net effect of stock-based compensation expense (benefit) on net income	$48,201	$(6,521)	$46,107

Net effect of stock-based compensation expense (benefit) on net income per share:
Basic	$0.20	$(0.03)	$0.18

Diluted	$0.20	$(0.02)	$0.18

On August 9, 2006, the Company suspended stock option exercises (the “Restriction”) because it was unable to file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006. Under various stock option plans, option holders must exercise their vested stock options within a certain time period following termination of employment (typically, thirty (30), sixty (60) or ninety (90) days, depending on the plan). Due to the Restriction, certain terminated employees have been unable to exercise their stock options prior to the expiration of this time period following termination of employment. As a result, VeriSign’s Board of Directors approved the following: (i) if the period to exercise the participant’s stock options upon termination of employment has expired prior to the expiration of the Restriction, then such participant’s period to exercise his/her stock options upon termination of employment as set forth in the applicable plan is extended by an additional forty five (45) days after the date the

Restriction expires; and (ii) if the period remaining to exercise the participant’s stock options is less than forty five (45) days after the Restriction expires, then such participant’s period to exercise his/her stock options upon termination of employment as set forth in the applicable plan is extended by an additional forty five (45) days minus the days remaining to exercise his/her stock options after the date the Restriction expires. During the third quarter of 2006, VeriSign recognized $2.2 million of stock-based compensation expense in connection with this extension of time for option exercise in accordance with SFAS 123R.

Prior to the adoption of SFAS 123R, the Company presented unearned compensation as a separate component of stockholders’ equity. In accordance with the provisions of SFAS 123R, on January 1, 2006 VeriSign reclassified the balance in unearned compensation to additional paid-in capital on its balance sheet.

As of December 31, 2006, total unrecognized compensation cost related to unvested stock options and restricted stock awards was $94.1 million and $37.7 million, respectively, and is expected to be recognized over a weighted-average period of 2.8 years and 3.5 years, respectively. Stock-based compensation cost capitalized for internally developed software was $1.5 million for the twelve months ended December 31, 2006.

VeriSign currently uses the Black-Scholes option pricing model to determine the fair value of stock options and Purchase Plan options. The determination of the fair value of stock-based payment awards using an option-pricing model is affected by the Company’s stock price as well as assumptions regarding a number of complex and subjective variables. The following table sets forth the weighted-average assumptions used to estimate the fair value of the stock options and Purchase Plan options for the periods presented:

	Year Ended December 31,
	2006	2005	2004
Stock options:
Volatility	39%	56%	82%
Risk-free interest rate	4.82%	3.91%	2.81%
Expected term	3.4 years	3.1 years	2.9 years
Dividend yield	zero	zero	zero
Employee Stock Purchase Plan options:
Volatility	33%	55%	53%
Risk-free interest rate	5.09%	2.51%	2.22%
Expected term	1.25 years	1.25 years	1.25 years
Dividend yield	zero	zero	zero

Under SFAS 123R, VeriSign’s expected volatility is based on the combination of historical volatility of the Company’s common stock over the period commensurate with the expected life of the options and the mean historical implied volatility from traded options. The risk-free interest rates are derived from the average U.S. Treasury constant maturity rates during the period, which approximate the rate in effect at the time of grant for the respective expected term. The expected terms are based on the observed and expected time to post-vesting exercise and/or cancellation of options. VeriSign does not anticipate paying any cash dividends in the foreseeable future and therefore uses an expected dividend yield of zero. Under SFAS 123R, VeriSign estimates forfeitures at the time of grant and revises those estimates in subsequent periods if actual forfeitures differ from those estimates. The Company uses historical data to estimate pre-vesting option forfeitures and records stock-based compensation expense only for those awards that are expected to vest.

General Option Information

The following table summarizes stock option activity for the periods presented:

	Year Ended December 31,
	2006		2005		2004
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Outstanding at beginning of period	35,638,232	$31.51	32,878,169	$33.74	31,999,664	$36.87
Assumed in business combinations	846,953	1.99	1,645,508	3.71	687,659	4.79
Granted	7,387,257	20.50	10,053,156	25.95	9,156,123	20.20
Exercised	(2,466,900)	12.40	(5,343,504)	11.48	(4,391,205)	11.04
Forfeited	(3,859,952)	41.27	(2,919,635)	35.84	(3,971,347)	46.19
Expired	(1,903,419)	39.25	(675,462)	126.32	(602,725)	44.62

Outstanding at end of period	35,642,171	28.38	35,638,232	31.51	32,878,169	33.74

Exercisable at end of period	24,474,024	32.69	26,404,992	41.36	17,085,569	48.19

Weighted-average fair value of options granted during the period		$6.87		$10.80		$11.91
Total intrinsic value of options exercised during the period (in thousands)		$26,197		$78,731		$49,580

The following table summarizes information about stock options outstanding as of December 31, 2006:

	Stock Options Outstanding			Stock Options Exercisable
Range of Exercise Prices	Shares Outstanding	Weighted- Average Remaining Contractual Life	Weighted-Average Exercise Price	Shares Exercisable	Weighted-Average Exercise Price
$ 0.09–$ 9.99	1,914,213	3.78 years	$4.00	1,430,222	$4.41
$ 10.00–$ 13.78	3,045,990	2.59 years	11.74	2,623,293	11.56
$ 13.79	2,238,991	2.16 years	13.79	2,170,684	13.79
$ 13.80–$ 19.99	8,797,254	3.51 years	17.46	3,060,440	17.06
$ 20.00–$ 24.99	5,961,132	4.06 years	22.78	1,744,606	22.63
$ 25.00–$ 29.99	8,088,030	4.00 years	26.69	7,848,218	26.72
$ 30.00–$ 39.99	1,959,936	1.81 years	33.91	1,959,936	33.91
$ 40.00–$ 59.99	1,517,759	0.92 years	54.69	1,517,759	54.69
$ 60.00–$ 99.99	634,302	0.87 years	81.64	634,302	81.64
$ 100.00–$ 253.00	1,484,564	0.57 years	155.51	1,484,564	155.51

	35,642,171	3.19 years	28.38	24,474,024	32.69

Intrinsic value is calculated as the difference between the market value as of December 29, 2006 and the exercise price of the shares. The closing price of VeriSign’s stock was $24.05 on December 29, 2006, as reported by the NASDAQ Global Select Market. The aggregate intrinsic value of stock options outstanding and stock options exercisable with an exercise price below $24.05 as of December 31, 2006 was $164.6 million and $107.0 million, respectively. The weighted-average remaining contractual live for stock options exercisable at December 31, 2006 was 2.66 years.

The following table summarizes unvested restricted stock award activity for the periods presented:

	Year Ended December 31,
	2006		2005		2004
	Shares	Weighted- Average Grant-Date Fair Value	Shares	Weighted- Average Grant-Date Fair Value	Shares	Weighted- Average Grant-Date Fair Value
Unvested at beginning of period	322,433	$27.97	275,000	$22.20	150,000	$12.88
Granted	1,958,052	18.98	222,683	25.26	125,000	33.38
Released	(49,811)	29.27	(166,250)	14.88	—	—
Forfeited	(123,347)	20.80	(9,000)	26.40	—	—

	2,107,327	20.01	322,433	27.97	275,000	22.20

Upon exercise of stock options or vesting of restricted stock awards, VeriSign will issue common stock. To cover the minimum statutory tax withholding requirements, the Company will place a sufficient portion of vested restricted stock awards into treasury and make a cash payment to the Internal Revenue Service and state tax authorities to cover the applicable withholding taxes.

Stock Option Acceleration

On December 29, 2005, VeriSign’s Board of Directors approved the acceleration of the vesting of unvested and “out-of-the-money” stock options that had an exercise price per share in excess of $24.99, all of which were previously granted under VeriSign’s stock option plans and that were outstanding on December 29, 2005. Options to purchase approximately 8.8 million shares of common stock or 47% of the total outstanding unvested options on December 29, 2005 were subject to the acceleration. The options accelerated included certain options previously granted to executive officers and directors of VeriSign.

The acceleration was accompanied by restrictions imposed on any shares purchased through the exercise of accelerated options. Those restrictions will prevent the sale of any such shares prior to the date such shares would have originally vested had the optionee been employed on such date (whether or not the optionee is actually an employee at that time).

The purpose of the accelerated vesting was to enable the Company to reduce compensation expense associated with these options in future periods, beginning with the first quarter of 2006, in its consolidated financial statements, pursuant to SFAS 123R. The acceleration of the vesting of these options did not result in a charge to expenses in 2005. At the time of the acceleration, VeriSign estimated that the acceleration reduced stock-based compensation expense it otherwise would have been required to record by approximately $27.7 million in 2006.

Note 14. Income Taxes

Income from continuing operations before income taxes is categorized geographically as follows:

	Year Ended December 31,
	2006	2005	2004
	(In thousands)
Income from continuing operations:
United States	$146,794	$111,061	$119,275
Foreign	(16,142)	151,650	34,275

Total income from continuing operations	$130,652	$262,711	$153,550

The provision for income taxes consisted of the following:

	Year Ended December 31,
	2006	2005	2004
	(In thousands)
Continuing operations:
Current:
Federal	$5,656	$(1,758)	$(40)
State	3,865	13	(1,091)
Foreign, including foreign withholding tax	38,997	58,519	29,042

	48,518	56,774	27,911

Deferred:
Federal	(244,367)	—	—
State	(33,077)	—	—
Foreign	(8,537)	(7,875)	(8,510)

	(285,981)	(7,875)	(8,510)

Income tax (benefit) expense	(237,463)	48,899	19,401

Charge (benefit) in lieu of taxes attributable to employee stock option plans	(7,833)	51,887	—

Charge in lieu of taxes resulting from initial recognition of acquired tax benefits that are allocated to reduce goodwill related to the acquired entity	1,648	—	615

Total income tax (benefit) from continuing operations	$(243,648)	$100,786	20,016

Discontinued operations:
Current:
Federal	$—	$116,927	$1,742
State	—	15,350	—
Foreign	2,534	664	2,150

	$2,534	$132,941	$3,892

Deferred:
Federal	$—	$—	$—
State	—	—	—
Foreign	(171)	(437)	(982)

	$(171)	$(437)	$(982)

Total income tax from discontinued expense	$2,363	$132,504	$2,910

The difference between income tax expense (benefit) and the amount resulting from applying the federal statutory rate of 35% to net income from continuing operations before income taxes is attributable to the following:

	Year Ended December 31,
	2006	2005	2004
	(In thousands)
Income tax expense at federal statutory rate	$45,729	$91,949	$53,743
State taxes, net of federal benefit	(28,259)	4,097	(1,481)
Differences between statutory rate and foreign effective tax rate	3,103	(296)	12,388
Tax associated with intercompany prepaid royalty	35,000	—	—
Non-deductible stock compensation	7,161	(4,382)	10,602
Change in federal valuation allowance	(200,555)	15,529	(44,570)
Research and experimentation credit	(6,329)	(4,332)	(12,333)
Benefit from capital loss IRS relief	(104,623)	—	—
Other	5,125	(1,779)	1,667

	$(243,648)	$100,786	$20,016

The tax effects of temporary differences that give rise to significant portions of VeriSign’s deferred tax assets and liabilities are as follows:

	December 31,
	2006	2005
	(In thousands)
Deferred tax assets:
Net operating loss carryforwards	$49,682 (a)	$110,642
Deductible goodwill and intangible assets	142,963	158,062
Tax credit carryforwards	17,975 (a)	12,620
Property and equipment	15,707	8,656
Deferred revenue, accruals and reserves	121,574	133,825
Capital loss carryforwards and investments with differences in book and tax basis	51,970	55,794
Other	6,560	6,179

Total deferred tax assets	406,431	485,778
Valuation allowance	(60,636)	(432,994)

Net deferred tax assets	345,795	52,784

Deferred tax liabilities:
Deferred revenue, accruals and reserves	(5,222)	(1,522)
Non-deductible acquired intangibles	(105,168)	(56,181)
Other	(906)	(184)

Total deferred tax liabilities	(111,296)	(57,887)

Total net deferred tax assets (liabilities)	$234,499	$(5,103)

(a)	Upon adoption of SFAS 123R, the Company adopted a policy of not including the net operating losses and research credit balances relating to options exercised prior to the adoption of SFAS 123R in the above table. There was no effect to tax expense or additional paid-in capital upon the adoption of this policy; however, the effect on total deferred tax assets and the related valuation allowance in the above table was a decrease of $181.9 million from 2005 to 2006.

In previous fiscal years, VeriSign provided a tax valuation allowance on its federal and state deferred tax assets based on its evaluation that realizability of such assets was not “more likely than not”. The Company continuously evaluated additional facts representing positive and negative evidence in the determination of the realizability of the deferred tax assets. Such deferred tax assets consisted primarily of net operating loss carryforwards, temporary differences on tax-deductible goodwill and intangibles, and temporary differences on deferred revenue. In the quarter ended June 30, 2006, based on new positive evidence including projected future taxable income from operating activities, the Company determined that it is more likely than not that the deferred assets would be realized. Accordingly, the Company released its valuation allowance of $236.4 million from its deferred tax assets resulting in a benefit to deferred tax expense in its statement of income. The $236.4 million benefit consisted of a federal benefit of $207.2 million and a state benefit of $29.2 million.

VeriSign continues to assess the future realization of net deferred tax assets and believe that it is more likely than not that the tax effects of deferred tax liabilities and projected future taxable income from operating activities will be sufficient to support future realization of net deferred tax assets.

However, VeriSign continues to apply a valuation allowance on certain deferred tax assets which we did not believe are more likely than not that they would be realized. The Company continues to apply a valuation allowance on the deferred tax assets relating to capital loss carryforwards and to impaired investments, due to the limited carryforward period and character of such tax attributes and foreign net operating losses due to uncertainty of their realization. The amount of these deferred tax asset which continue to be subject to a valuation allowance was $60.6 million as of December 31, 2006 and increased by approximately $7.4 million for the year ended December 31, 2006.

As of December 31, 2006, the Company had federal net operating loss carryforwards of approximately $433.2 million, state net operating loss carryforwards of approximately $473.6 million, including federal and state net operating loss related to the tax benefit from the exercise of employee stock awards of $460.5 million and $265.3 million respectively, when recognized, will result in a benefit to additional paid-in capital of $172.1 million. As of December 31, 2006, the Company had foreign net operating loss carryforwards of approximately $32.3 million.

If VeriSign is not able to use them, the federal net operating loss carryforwards will expire in 2011 through 2026 and the state net operating loss carryforwards will expire in 2007 through 2024. Most of the Company’s foreign net operating loss carryforwards do not expire, but could be subject to future restrictions based on changes in the business or ownership of the foreign subsidiary.

As of December 31, 2006, VeriSign had federal research and experimentation tax credits available for future years of approximately $30.4 million, state research and experimentation tax credits available for future years of approximately $12.6 million. Included in these amounts are $7.9 million of federal, and $4.5 million of state research credit carryforwards generated from stock option exercises prior to the adoption of SFAS 123R. The future utilization of these attributes will result in recognition of the asset and a benefit to additional paid-in capital. The federal research and experimentation tax credits will expire, if not utilized, in 2011 through 2026. State research and experimentation tax credits carry forward indefinitely until utilized.

The Tax Reform Act of 1986 imposes substantial restrictions on the utilization of net operating losses and tax credits in the event of a corporation’s ownership change, as defined in the Internal Revenue Code. VeriSign experienced cumulative changes in ownership of greater than 50% in 2003 and 2002. These changes in ownership resulted in the imposition of an annual limitation on its ability to utilize certain U.S. federal and state net operating loss carryforwards of $232.9 million and $116.5 million, respectively. Losses not utilized due to these limitations can be carried forward, but are subject to the expiration dates described above.

Deferred income taxes have not been provided on the undistributed earnings of foreign subsidiaries. The amount of such earnings included in consolidated retained earnings at December 31, 2006 was $121.7 million. These earnings have been permanently reinvested and VeriSign does not plan to initiate any action that would precipitate the payment of income taxes thereon. It is not practicable to estimate the amount of additional tax that might be payable on the foreign earnings.

In the quarter ended June 30, 2006, the Company was granted relief by the IRS for an uncertainty regarding a tax benefit resulting from a prior divestiture. As a result, the Company benefited income tax expense $113.4 million, increased its deferred tax asset for net operating losses from continuing operations $51.8 million, and reduced income taxes payable $61.6 million. Also in the quarter ended June 30, 2006, the Company was granted relief by the IRS for an uncertainty regarding its ability to carry forward $191.4 million of net operating loss carryforwards generated from stock option deductions in the year ended December 31, 2000. The relief resulted in an increase to deferred tax assets and an increase to the valuation allowance in the amount of $66.7 million. When the net operating loss is utilized, the benefit will result in an addition to additional paid-in capital.

On March 19, 2007, the IRS commenced an examination of the Company’s federal tax returns for the year ended December 31, 2004. The Company currently believes this examination will not have a material impact on its financial statements; however the examination is still in progress.

Note 15. Commitments and Contingencies

Leases

VeriSign leases a portion of its facilities under operating leases that extend through 2014 and subleases a portion of its office space to third parties. The minimum lease payments under non-cancelable operating leases and the future minimum contractual sublease income as of December 31, 2006 are as follows:

	Operating Lease Payments	Sublease Income	Net Lease Payments
	(In thousands)
2007	$30,727	$(314)	$30,413
2008	25,065	(140)	24,925
2009	19,561	(11)	19,550
2010	16,901	(11)	16,890
2011	10,171	(4)	10,167
Thereafter	5,463	—	5,463

Total	$107,888	$(480)	$107,408

Future operating lease payments include payments related to leases on excess facilities included in VeriSign’s restructuring plans.

Net rental expense under operating leases was $29.2 million in 2006, $20.7 million in 2005 and $16.3 million in 2004. VeriSign has subleased offices to various companies under non-cancelable operating leases. VeriSign received payments of $616,000 in 2006, $3.6 million in 2005 and $4.3 million in 2004.

Purchase Obligations and Contractual Agreements

The following table represents the minimum payments required by VeriSign under certain purchase obligations and the contractual agreement with ICANN:

	Purchase Obligations	ICANN Agreement
2007	$73,611	$7,000
2008	23,466	10,000
2009	1,564	12,000
2010	767	12,000
2011	250	12,000
Thereafter	250	11,000

Total minimum payments	$99,908	$64,000

VeriSign enters into certain purchase obligations with various vendors. The Company’s significant purchase obligations for 2007 are a $33.0 million contract for the construction of its new data facility in Delaware, which is expected to be completed in 2007, and $25.5 million with various telecommunication providers.

In 2006, the Company entered into a contractual agreement with Internet Corporation for Assigned Names and Numbers (“ICANN”) to be the sole registry operator for domain names in the .com top-level domain through November 30, 2012. The new agreement introduced a fixed, registry level fee that VeriSign would have to pay to ICANN beginning in 2007. Beginning in 2009, the agreement provides for contingent payments upon meeting certain volume criteria that could amount to $20.5 million through the end of the contract.

Legal Proceedings

On September 7, 2001, NetMoneyIN, an Arizona corporation, filed a complaint alleging patent infringement against VeriSign and several other previously-named defendants in the United States District Court for the District of Arizona asserting infringement of U.S. patent Nos. 5,822,737 and 5,963,917. NetMoneyIN amended its complaint on October 15, 2002, alleging infringement by VeriSign and several other defendants of a third U.S. patent (No. 6,381,584) in addition to the two patents previously asserted. On August 27, 2003, NetMoneyIN filed a third amended complaint alleging direct infringement of the same three patents by VeriSign and several other previously-named defendants. NetMoneyIN dropped its claim of active inducement of infringement by VeriSign. Some of the other current defendants include IBM, BA Merchant Services, Wells Fargo Bank, Cardservice International, InfoSpace, E-Commerce Exchange and Paymentech. VeriSign filed an answer denying any infringement and asserting that the three asserted patents are invalid and later filed an amended answer asserting, in addition, that the asserted patents are unenforceable due to inequitable conduct before the U.S. Patent and Trademark Office. The complaint alleged that VeriSign’s Payflow payment products and services directly infringe certain claims of NetMoneyIN’s three patents and requested the Court to enter judgment in favor of NetMoneyIN, a permanent injunction against the defendants’ alleged infringing activities, an order requiring defendants to provide an accounting for NetMoneyIN’s damages, to pay NetMoneyIN such damages and three times that amount for any willful infringers, and an order awarding NetMoneyIN attorney fees and costs. NetMoneyIN has withdrawn its allegations of infringement of the ‘584 patent and the Court has dismissed with prejudice all claims of infringement of the ‘584 patent. In its ruling on the claim construction issues, the Court found four of the five claims asserted against VeriSign, claims 1, 13 and 14 of the ‘737 patent and claim 1 of the ‘917 patent, invalid. NetMoneyIN may file an appeal after a final judgment seeking to overturn this ruling. Thus, only claim 23 of the ‘737 patent remains in the case. The Court granted the defendants’ motion to strike certain of the Plaintiff’s assertions of infringement, including all charges of infringement under the so-called “doctrine of equivalents.” The Court recently granted the defendants’ motion for summary judgment of no inducement and no contributory infringement. Fact and expert witness discovery are completed. On September 29, 2006, VeriSign filed a Motion for Summary Judgment on Non-Infringement. On October 20, 2006, VeriSign filed a Motion for Summary Judgment on Invalidity. On November 1, 2006, NetMoneyIN filed a Motion for Summary Judgment on Infringement. On July 9, 2007, the Court is scheduled to hear oral argument on the pending motions for summary judgment. While we cannot predict the outcome of this lawsuit, VeriSign believes that the allegations are without merit.

Beginning in May of 2002, several class action complaints were filed against VeriSign and certain of its current and former officers and directors in the United States District Court for the Northern District of California. These actions were consolidated under the heading In re VeriSign, Inc. Securities Litigation, Case No. C-02-2270 JW (HRL), on July 26, 2002. The consolidated action seeks unspecified damages for alleged violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and Rule 10b-5 promulgated thereunder, on behalf of a class of persons who purchased VeriSign stock from January 25, 2001 through April 25, 2002. An amended consolidated complaint was filed on November 8, 2002. On April 14, 2003, the court granted in part and denied in part the defendants’ motion to dismiss the amended and consolidated complaint. On May 5, 2004, plaintiffs filed a second amended complaint that was substantially identical to the amended consolidated complaint except that it purported to add a claim under Sections 11 and 15 of the Securities Act of 1933 on behalf of a subclass of persons who acquired shares of VeriSign pursuant to the registration statement and prospectus filed October 10, 2001 and amended October 26, 2001 for the acquisition of Illuminet Holdings, Inc. by VeriSign. Plaintiffs’ second amended class action complaint was dismissed by the court on November 2, 2005 for failure to adequately plead loss causation. Plaintiffs were given leave to file an amended complaint. Plaintiffs filed a third amended class action Complaint on December 22, 2005. Defendants filed a motion to dismiss the third amended complaint. On April 6, 2006, that motion was granted in part and denied in part. Plaintiffs filed a fourth amended complaint on May 12, 2006. Plaintiffs’ request for reconsideration of the April 6, 2006 order was granted on June 5, 2006. Plaintiffs filed a fifth amended complaint on June 30, 2006. VeriSign moved to dismiss the fifth amended complaint. Parallel derivative actions have also been filed against certain of VeriSign’s current and former officers and directors in state courts in California and Delaware. VeriSign is named as a nominal defendant in these actions. Several of these derivative actions were filed in Santa Clara County Superior Court of California and these actions have since been consolidated under the heading In re VeriSign, Inc. Derivative Litigation, Case No. CV 807719.

The consolidated derivative action seeks unspecified damages for alleged breaches of fiduciary duty and violations of the California Corporations Code. Defendants’ demurrer to these claims was granted with leave to amend on February 4, 2003. Plaintiffs have indicated their intention to file an amended complaint. Another derivative action was filed in the Court of Chancery New Castle County, Delaware, Case No. 19700-NC, alleging similar breaches of fiduciary duty. Defendants’ motion to dismiss these claims was granted by the Court of Chancery with prejudice on September 30, 2003.

On April 24, 2007, the District Court entered Final Judgment and Order dismissing the Securities Litigation with prejudice based on final approval of the parties settlement of the Securities Litigation and the Derivative Litigation. On May 15, 2007, the State Court entered a final Stipulation and Proposed of Dismissal with Prejudice of the Derivative Litigation. Under the terms of the settlement, liability insurers for the Company and its directors and officers paid $80 million in settlement of the lawsuits, within applicable insurance limits. The time for appeal in both matters has now passed.

On August 27, 2004, VeriSign filed a lawsuit against ICANN in the Superior Court of the State of California Los Angeles County. The lawsuit alleges that ICANN breached its .com Registry Agreement with VeriSign, including, without limitation, by overstepping its contractual authority and improperly attempting to regulate our business. The complaint seeks, among other things, specific performance of the .com Registry Agreement, an injunction prohibiting ICANN from improperly regulating VeriSign, and monetary damages. On November 12, 2004, ICANN filed an answer denying VeriSign’s claims and a cross-complaint against VeriSign for declaratory relief and breach of the .com Registry Agreement, alleging that VeriSign’s introduction of new services breached the .com Agreement. ICANN seeks a declaration from the court that it has acted in compliance with the parties’ contractual obligations with regard to the .com registry; that VeriSign has breached the parties’ agreement through VeriSign’s actions with respect to, among other things, SiteFinder; and that ICANN has the right to terminate the .com registry agreement if VeriSign offers “Registry Services” without ICANN’s approval, including among others SiteFinder. On December 28, 2004, VeriSign filed an answer denying the claims in ICANN’s cross-complaint and a cross-complaint against ICANN for breach of contract, violation of the unfair competition laws, and declaratory relief, alleging, among other things, that ICANN’s accreditation of “thread” registrars is improper and causes direct injury to VeriSign. On February 14, 2005, ICANN filed an answer to VeriSign’s cross-complaint denying VeriSign’s allegations.

On or about November 12, 2004, ICANN filed a Request for Arbitration before the International Chamber of Commerce International Court of Arbitration (the “ICC”) alleging that VeriSign violated its 2001 .net Registry Agreement with ICANN when, among other things, VeriSign operated the SiteFinder service without ICANN approval. ICANN seeks a declaration from the ICC that it has acted in compliance with the parties’ contractual obligations with regard to the .net registry; that VeriSign has breached the parties’ agreement through VeriSign’s actions with respect to, among other things, SiteFinder; and that ICANN has the right to terminate the .net registry agreement if VeriSign offers “Registry Services” without ICANN’s approval, including among others SiteFinder. ICANN also seeks a declaration that, in evaluating VeriSign’s bid to become the “successor” registry operator for the .net top level domain after the term of the 2001 agreement expires on or about June 30, 2005, ICANN is entitled to consider VeriSign’s alleged breaches of the existing agreement. VeriSign cannot predict the outcome of this action or the affect this lawsuit will have on our relationship with ICANN.

On January 18, 2005, VeriSign filed a request for arbitration before the ICC against ICANN regarding the process by which ICANN solicited and reviewed bids from companies, including VeriSign, to become the “successor” registry operator for the .net top level domain after the 2001 Registry Agreement expired on or about June 30, 2005. VeriSign alleges that the “request for proposal” (“RFP”) process constitutes a breach of the 2001 .net registry agreement because, among other things, the RFP process fails to constitute an open and transparent process by which ICANN can reasonably select the best qualified successor to operate the .net registry and does not constitute a valid “consensus policy” as defined in the 2001 .net agreement. ICANN has not yet responded to our arbitration request. On June 8, 2005, ICANN announced that it had selected VeriSign as the “successor” registry operator for the .net top level domain, and ICANN and VeriSign have entered into a contract to confirm that selection. VeriSign anticipates that its selection as the .net registry operator will resolve its request for arbitration.

In October 2005, the Company and ICANN announced a proposed settlement of the various claims between them. The settlement was conditioned upon, among other things, approval of the agreement by the United States Department of Commerce. On November 29, 2006, the United States Department of Commerce approved the new .com Registry Agreement. With that approval, the settlement is finalized and implemented. Accordingly, pending litigation with ICANN was dismissed.

On February 14, 2005, Southeast Texas Medical Associates, LLP filed a putative class action lawsuit in the Superior Court of California, alleging violations of the unfair competition laws, breach of express warranty and unjust enrichment relating to our Secure Site Pro SSL certificates. The complaint is brought on behalf of a class of persons who purchased the Secure Site Pro certificate from February 2001 to present. On April 17, 2006, the class was certified and class notice was issued on May 21, 2007. VeriSign disputes these claims. While we cannot predict the outcome of this matter, VeriSign believes that the allegations are without merit.

On March 8, 2005, plaintiff Charles Ford filed a putative class action lawsuit in the Superior Court of California, County of San Diego, alleging fraud, negligent misrepresentation, false advertising, and violations of the California Consumers Legal Remedies Act and unfair competition laws relating to marketing and advertising of mobile phone “ringtones” and other content by VeriSign’s subsidiaries, Jamster International Sarl and Jamba! GmbH. The complaint is brought on behalf of classes of persons who responded to advertising by sending a text message on their mobile phones or registered over the Internet to purchase ringtone or other content. On April 18, 2005, VeriSign removed the action to the federal district court for the Southern District of California. VeriSign disputes the claims in this action. While we cannot predict the outcome of this matter, VeriSign believes that the allegations are without merit.

On April 11, 2005, Prism Technologies, LLC filed a complaint against VeriSign in the U.S. District Court for the District of Delaware alleging that VeriSign’s “Go Secure suite of application and related hardware and software products and its Unified Authentication solution and related hardware and software products, including the VeriSign Identity Protection (“VIP”) product” infringe U.S. Patent No. 6,516,416, entitled “Subscription Access System for Use With an Untrusted Network.” Prism Technologies seeks judgment in favor of Prism Technologies, a permanent injunction from infringement, damages in an amount not less than a reasonable royalty, attorneys’ fees and costs. Prism Technologies has also named RSA Security, Inc., Netegrity, Inc. Computer Associates International, Inc and Johnson & Johnson as co-defendants. VeriSign responded on June 6, 2005 by filing a counterclaim for declaratory relief and an answer denying any infringement and asserting that the patent is invalid. On November 9, 2006, the Court held a Markman claim construction hearing. On February 9, 2007, Plaintiff withdrew its claim against Go Secure, leaving claims against Unified Authentication and VIP. On April 2, 2007, the Court issued a ruling from the Markman claim construction hearing. On April 13, 2007, the Court granted Defendants’ Motion for Leave to File Amended Answers and Counterclaims to add an inequitable conduct defense. On April 23, 2007, on the basis of the Markman claim construction ruling, the Court entered a stipulated Final Judgment of Non-Infringement, dismissing all claims and counterclaims in the case. On April 27, 2007, Plaintiff filed a Notice of Appeal to the Federal Circuit Court of Appeals. While we cannot predict the outcome of this matter, VeriSign believes that the allegations are without merit and intends to vigorously defend against them.

On June 2, 2005, the Company received an access letter from the U.S. Federal Trade Commission for information to determine whether VeriSign, using the trade name Jamster, was engaging in unfair or deceptive acts or practices in violation of Section 5 of the Federal Trade Commission Act in its advertising, offering and billing for content services and products. The Company also received civil investigative demands from the Illinois State Attorney General (dated June 30, 2005) and from the Florida State Attorney General (dated October 6, 2005). Each of these letters requested information related to the marketing of Jamster ringtone and other downloadable content services.

In August 2005 and October 2005, respectively, VeriSign received two additional similar putative class action lawsuits, one in state court in Arkansas (short title, Page v. VeriSign), alleging claims for fraud, unjust enrichment, and violation of the Arkansas Deceptive Trade Practices Act, and one in federal district court for the Southern District of California (short title, Herrington v. VeriSign), alleging claims for fraud, negligence and negligent misrepresentation, unjust enrichment, quantum meruit, breach of contract, breach of warranty, false advertising, and unfair competition. These lawsuits relate to the marketing and advertising of mobile phone “ringtones” and other mobile phone content by VeriSign and its subsidiary Jamster International Sarl. VeriSign disputes the claims in these actions. On April 14, 2006 the Judicial Panel on Multidistrict Litigation coordinated and consolidated pretrial proceedings in the Ford, Page, and Herrington actions (short title, In Re Jamster Marketing Litigation). On June 16, 2006, the Judicial Panel on Multidistrict Litigation conditionally transferred one additional similar putative class action lawsuit, alleging violations of the Illinois Consumer Fraud Act and Illinois Automatic Contract Renewal Act (short title, Harmon v. VeriSign), from the federal district court for the Northern District of Illinois to the federal district court for the Southern District of California, where it will be coordinated with the Ford matter for pretrial proceedings. Similarly, on September 14, 2006, the Judicial Panel on Multidistrict Litigation conditionally transferred another similar putative class action lawsuit, alleging violations of Florida’s Deceptive and Unfair Trade Practices Act (short title, Edwards v. VeriSign), from the federal district court for the Southern District of Florida to the federal district court for the Southern District of California, where it will likely be coordinated with the Ford matter for pretrial proceedings. While we cannot predict the outcome of these matters, VeriSign believes the allegations are without merit.

On February 24, 2006, GEMA, the German music authors collecting society, submitted an application to the Schiedsstelle, an arbitration board responsible for copyright matters at the German Patent and Copyright Office, requesting arbitration of GEMA’s claim for alleged underpaid royalties in connection with Jamba GmbH’s sale of ringtones as downloadable content for mobile phones. Jamba is a wholly owned subsidiary of VeriSign, Inc. Jamba pays royalties to GEMA on a “per download” basis for ringtones. GEMA claims that Jamba should also pay royalties for all GEMA-represented ringtones made available to Jamba customers, regardless of whether or not the content represented by GEMA has been downloaded by a Jamba customer. On April 11, 2006, the Schiedsstelle notified Jamba! that it will conduct an arbitration of GEMA’s claim. Jamba submitted a response to GEMA’s application on May 22, 2006. GEMA submitted an answer to Jamba’s response on August 6, 2006. Jamba submitted a reply to GEMA’s answer on or about October 23, 2006. Arbitration has not yet been scheduled. While we cannot predict the outcome of this matter, VeriSign believes that the allegations are without merit.

On June 26, 2006, VeriSign received a grand jury subpoena from the U.S. Attorney for the Northern District of California requesting documents relating to VeriSign’s stock option grants and practices. VeriSign also received an informal inquiry from the Securities and Exchange Commission (“SEC”) requesting documents related to VeriSign’s stock option grants and practices. On February 9, 2007, VeriSign received a formal order of investigation from the SEC. VeriSign is cooperating fully with the U.S. Attorney’s investigation and the SEC investigation.

On July 6, 2006, a stockholder derivative complaint (Parnes v. Bidzos, et al., and VeriSign) was filed against the Company, as a nominal defendant, and certain of its current and former directors and executive officers related to certain historical stock option grants. The complaint seeks unspecified damages on behalf of VeriSign, constructive trust and other equitable relief. Two other derivative actions were filed, one in federal court (Port Authority v. Bidzos, et al., and VeriSign), and one in state court (Port Authority v. Bidzos, et al., and VeriSign) on August 14, 2006. VeriSign is named as a nominal defendant in these actions. The federal actions have been consolidated and plaintiffs filed a consolidated complaint on November 20, 2006. Motions to dismiss the consolidated federal court complaint were heard on May 23, 2007. Motions to stay the state court action are pending. On May 15, 2007, a putative class action (Mykityshyn v. Bidzos, et al., and VeriSign) was filed in state court naming the Company and certain current and former officers and directors, alleging false representations and disclosure failures regarding certain historical stock option grants. The plaintiff purports to represent all individuals who owned VeriSign common stock between April 3, 2002 and August 9, 2006. The complaint seeks rescission of amendments to the 1998 and 2006 Option Plans and the cancellation of shares added to the 1998 Option Plan. The complaint also seeks to enjoin defendants from granting any stock options and from allowing the exercise of any currently outstanding options granted under the 1998 and 2006 Option Plans. The complaint seeks an unspecified amount of compensatory damages, costs and attorneys fees. The matter was removed to federal court on June 25, 2007. VeriSign and the individual defendants dispute all of these claims.

On November 7, 2006, a judgment was entered against VeriSign by an Italian trial court in the matter of Penco v. VeriSign, Inc., for Euro 5.8 million plus fees arising from a lawsuit brought by a former consultant who claimed to be owed commissions. VeriSign was granted a stay on execution of the judgment. VeriSign has appealed the lower court’s ruling on the merits and the hearing on the appeal is likely to be scheduled in May 2008. VeriSign believes the claims are without merit.

On November 30, 2006, Freedom Wireless, Inc. filed a complaint against VeriSign and other defendants alleging that VeriSign infringes certain patents by making, using, selling or supplying products, methods or services relating to supplying prepaid wireless telephone services to telecommunications companies. VeriSign filed an answer to the complaint on January 25, 2007. The lawsuit is pending in the United States District Court for the Eastern District of Texas. No scheduling conference has been set. While we cannot predict the outcome of this matter, VeriSign believes that the allegations are without merit and intends to vigorously defend against them.

On January 31, 2007, VeriSign and News Corporation finalized a joint venture giving News Corporation a controlling interest in VeriSign’s wholly owned Jamba subsidiary. Accordingly, effective January 31, 2007, VeriSign transferred to the joint venture direction and control of all litigation relating to Jamba! GmbH and Jamster International Sarl. Litigation and other legal matters covered by that transfer include, but are not limited to, In Re Jamster Marketing Litigation (Ford, Page, Herrington, Harmon and Edwards), the Federal Trade Commission access letter, the Illinois Attorney General Civil Investigative Demand, the Florida Attorney General Subpoena Duces Tecum, and the GEMA application for arbitration.

On May 31, 2007, plaintiffs Karen Herbert, et al., on behalf of themselves and a nationwide class of consumers, filed a complaint against VeriSign, Inc., m-Qube, Inc., and other defendants alleging that defendants collectively operate an illegal lottery under the laws of multiple states by allowing viewers of the NBC television show “Deal or No Deal” to incur premium text message charges in order to participate in an interactive television promotion called “Lucky Case Game.” The lawsuit is pending in the United States District Court for the Central District of California, Western Division. While we cannot predict the outcome of this matter, VeriSign believes that the allegations are without merit and intends to vigorously defend against them.

On June 5, 2007, plaintiffs Cheryl Bentley, et al., on behalf of themselves and a nationwide class of consumers, filed a complaint against VeriSign, Inc., m-Qube, Inc., and other defendants alleging that defendants collectively operate an illegal lottery under the laws of multiple states by allowing viewers of the NBC television show “The Apprentice” to incur premium text message charges in order to participate in an interactive television promotion called “Get Rich With Trump.” The lawsuit is pending in the United States District Court for the Central District of California, Western Division. While we cannot predict the outcome of this matter, VeriSign believes that the allegations are without merit and intends to vigorously defend against them.

On June 7, 2007, plaintiffs Michael and Michele Hardin, on behalf of themselves and a nationwide class of consumers, filed a complaint against VeriSign, Inc. and other defendants alleging that defendants collectively operate various “gambling games” in violation of Georgia state law. Plaintiffs allege that interactive television promotions contained in various broadcasts, including NBC’s “Deal or No Deal,” wrongly permit participants to incur premium text message charges in order to participate in the promotions to win a prize. The lawsuit is pending in the United States District Court for the Northern District of Georgia, Gainesville Division. While we cannot predict the outcome of this matter, VeriSign believes that the allegations are without merit and intends to vigorously defend against them.

VeriSign is involved in various other investigations, claims and lawsuits arising in the normal conduct of its business, none of which, in our opinion will harm its business. VeriSign cannot assure that it will prevail in any litigation. Regardless of the outcome, any litigation may require VeriSign to incur significant litigation expense and may result in significant diversion of management attention.

Indemnification

VeriSign enters into indemnification agreements with many of its customers and certain other business partners in the ordinary course of business. These agreements include provisions for indemnifying the customer, or business partner, applicable, against claims brought by third-parties that allege a VeriSign product infringes a patent, copyright or trademark, misappropriates a trade secret, or violates other proprietary rights of that third-party. These indemnification obligations are generally subject to limits as specified in the agreement. It is not possible to estimate the maximum potential amount of future payments VeriSign could be required to make under these indemnification agreements. To date, VeriSign has not incurred significant costs to defend lawsuits or settle claims related to indemnification agreements. VeriSign has not recorded any liabilities for these indemnification agreements at December 31, 2006 or 2005.

At the Company’s discretion and in the ordinary course of business, VeriSign subcontracts the performance of certain services. VeriSign enters into indemnification agreements that indemnify customers against certain losses caused by the Company’s employees and subcontractors. These indemnification obligations are generally subject to limits as specified in the agreement. It is not possible to estimate the maximum potential amount of future payments VeriSign could be required to make under these indemnification agreements. The Company maintains insurance policies that may enable VeriSign to recover a portion of any such claim. VeriSign has not recorded any liabilities for these indemnification agreements at December 31, 2006 or 2005.

Note 16. Segment Information

Description of Segments

VeriSign operates its business in two reportable segments: the Internet Services Group and the Communications Services Group.

VeriSign is currently organized into two reportable service-based segments: the Internet Services Group and the Communications Services Group. The Internet Services Group consists of the Security Services business and the Information Services business. The Security Services business provides products and services that protect online and network interactions, enabling companies to manage reputational, operational and compliance risks. The Information Services business is the authoritative directory provider of all .com, .net, .cc, and .tv domain names, and also provides other value added services, including intelligent supply chain services, real-time publisher services and digital brand management services. The Communications Services Group provides communications services, such as connectivity and interoperability services and intelligent database services; commerce services, such as billing and operational support system services, mobile commerce, self-care and analytics services; and content services, such as digital content and messaging services.

The segments were determined based primarily on how the chief operating decision maker (“CODM”) views and evaluates VeriSign’s operations. VeriSign’s Chief Executive Officer has been identified as the CODM as defined by SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information.” Other factors, including customer base, homogeneity of products, technology and delivery channels, were also considered in determining the reportable segments. Additionally, the performance of the Internet Services Group and the Communications Services Group is the measure used by the CODM for purposes of making decisions about allocating resources between the segments.

The accounting policies used to derive reportable segment results are generally the same as those described in Note 1.

The following table reflects the results of VeriSign’s reportable segments:

	Internet Services Group	Communications Services Group	Unallocated Corporate Expenses	Total Consolidated Revenues
Year ended December 31, 2006:
Revenues	$758,763	$804,235	$—	$1,562,998
Cost of revenues	162,228	362,599	49,935	574,762

Gross margin	$596,535	$441,636	$(49,935)	$988,236

Year ended December 31, 2005:
Revenues	$633,784	$970,793	$—	$1,604,577
Cost of revenues	131,589	340,288	36,632	508,509

Gross margin	$502,195	$630,505	$(36,632)	$1,096,068

Year ended December 31, 2004:
Revenues	$515,999	$600,865	$—	$1,116,864
Cost of revenues	117,094	292,385	28,295	437,774

Gross margin	$398,905	$308,480	$(28,295)	$679,090

Geographic Information

The following table shows a comparison of revenues by geographic region for each year presented:

	Year Ended December 31,
	2006	2005	2004
	(In thousands)
Americas:
United States	$1,104,594	$1,012,448	$796,124
Other (1)	40,119	25,214	19,734

Total Americas	1,144,713	1,037,662	815,858

EMEA (2)	300,635	468,308	235,867

APAC (3)	117,650	98,607	65,139

Total revenues	$1,562,998	$1,604,577	$1,116,864

(1)	Canada, Latin America and South America
(2)	Europe, the Middle East and Africa (“EMEA”)
(3)	Australia, Japan and Asia Pacific (“APAC”)

VeriSign operates in the United States, Europe, Japan, Australia, Brazil, South Africa and India. In general, revenues are attributed to the country in which the contract originated. However, revenues from all digital certificates issued from the Mountain View, California facility and domain names issued from the Dulles, Virginia facility are attributed to the United States because it is impracticable to determine the country of origin.

The following table shows a comparison of property and equipment, net of accumulated depreciation by geographic region for each year:

	December 31,
	2006	2005
	(In thousands)
Americas:
United States	$575,321	$534,648
Other	1,599	670

Total Americas	576,920	535,318

EMEA	11,780	8,389

APAC	16,592	14,565

Property and equipment, net	$605,292	$558,272

Assets are not tracked by segment and the chief operating decision maker does not evaluate segment performance based on asset utilization.

Major Customers

No customer accounted for 10% or more of consolidated revenues or accounts receivable in 2006, 2005 or 2004.

Note 17. Equity Investments

The following table shows a comparison of revenue recognized from customers in which VeriSign holds an equity investment, including International Affiliates:

	Year Ended December 31,
	2006	2005	2004
	(In thousands)
Network Solutions	$—	$39,725	$43,548
Equity Investments	509	—	385
International Affiliates	2,983	9,338	7,752

Total revenues recognized from customers in which VeriSign holds an equity investment	$3,492	$49,063	$51,685

As of December 31, 2006, VeriSign no longer has an investment in Network Solutions. VeriSign had $1.5 million and $0.7 million of trade receivables from Network Solutions at December 31, 2005 and 2004, respectively. VeriSign had $4.7 million, $10.7 million and $9.2 million in trade receivables from International Affiliates at December 31, 2006, 2005 and 2004, respectively.

Note 18. Other Income, net

The following table presents the components of other income, net for periods presented:

	Year Ended December 31,
	2006	2005	2004
	(In thousands)
Interest income	$27,222	$29,924	$18,325
Interest Expense	(7,838)	—	—
Net gain (loss) on sale of investments, net of impairments	21,258	11,310	(10,131)
Gain on sale of VeriSign Japan stock	—	—	74,925
Other, net	2,001	10,740	306

Total other income, net	$42,643	$51,974	$83,425

Interest income is derived principally from the investment of VeriSign’s surplus cash balances. Interest expense is derived principally from interest payments for VeriSign’s outstanding balance from its credit facility. During 2006, VeriSign recorded a $21.7 million gain on the sale of the remaining equity stake in Network Solutions. During 2005, VeriSign recognized a gain of $8.2 million on the sale of an equity investment that was previously impaired. During 2004, VeriSign sold 18,000 ordinary shares of its Tokyo-based, majority owned consolidated subsidiary, VeriSign Japan K.K., representing a gain of approximately $74.9 million related to the sale. Other, net primarily consists of foreign exchange rate gains and losses and in 2005 it includes approximately $6.0 million of other income related to a litigation settlement with a telecommunication carrier.

Note 19. Subsequent Events

(Audited)

In January 2007, VeriSign initiated a restructuring plan to execute a company-wide reorganization replacing the previous business unit structure with a new combined worldwide sales and services team, and an integrated development and products organization. The restructuring plan included workforce reductions, abandonment of excess facilities, disposals of property and equipment, and other charges. In the first quarter of 2007, VeriSign recorded approximately $26.9 million in restructuring charges.

As of January 2007, the Company suspended the purchase of shares under its Purchase Plan because it was not current in its financial reporting under applicable regulations of the SEC. The Company refunded payroll withholdings from employees in February 2007 for the offering period ended January 31, 2007. As of the date of this report, no further payroll withholdings were made in 2007.

On January 31, 2007, VeriSign finalized two joint venture agreements with Fox Entertainment (“Fox”), a subsidiary of News Corporation, to provide mobile entertainment to consumers on a global basis. Under the terms of the agreements, Fox owns a 51% interest and VeriSign owns a 49% interest in the joint ventures. One of the joint ventures, Netherlands Mobile Holdings, C.V., is based in the Netherlands, and the other is based in the United States. VeriSign contributed its wholly-owned subsidiary Jamba to the Netherlands joint venture and Fox contributed its Fox Mobile Entertainment assets to the U.S.-based joint venture. Fox paid VeriSign approximately $192.4 million in cash for its contribution of the Jamba subsidiary and VeriSign paid Fox approximately $4.9 million in cash for its contribution of Fox Mobile Entertainment assets.

In the first quarter of 2007, VeriSign decided to sell our wholly-owned Jamba Services GmbH subsidiary. In accordance with SFAS No. 144, the associated assets and liabilities of Jamba Services GmbH will be classified as held for sale and its operations will be reported as discontinued operations in the first quarter of 2007.

On May 27, 2007, Stratton D. Sclavos, the Company’s former President, Chief Executive Officer, Chairman of the Board of Directors and member of the Board of Directors of the Company resigned from his positions. Effective May 27, 2007, the Company’s Board of Directors appointed William A. Roper, Jr., to replace Mr. Sclavos as President and Chief Executive Officer, and elected Edward A. Mueller as Chairman of the Board of Directors.

As of July 12, 2007, VeriSign was not in compliance with certain covenants under its Credit Agreement related to the Facility that requires the Company to deliver specified financial statements, compliance certificates and certain other documents to its Lenders.

The required Lenders under the Facility have waived VeriSign’s compliance with these requirements through July 13, 2007. The outstanding balance of $199 million was paid in full on February 28, 2007.

On July 10, 2007, Dana Evan, our then-current Executive Vice President, Finance and Administration and Chief Financial Officer resigned from her position with VeriSign.

On July 5, 2007 and July 12, 2007, the Board of Directors appointed Albert E. Clement as Chief Accounting Officer and Executive Vice President, Finance and Chief Financial Officer, respectively of the Company.

Events (Unaudited) Subsequent to the Date of the Report of Independent Registered Public Accounting Firm

In August 2007, VeriSign issued $1.25 billion principal amount of 3.25% convertible debentures due August 15, 2037, to an initial purchaser in a private offering. The debentures are subordinated in right of payment to the Company’s existing and future senior debt and to the other liabilities of the Company’s subsidiaries. The debentures are initially convertible, subject to certain conditions, into shares of the Company common stock at a conversion rate of 29.0968 shares of common stock per $1,000 principal amount of debentures, representing an initial effective conversion price of approximately $34.37 per share of common stock. The conversion rate will be subject to adjustment for certain events as outlined in the indenture governing the debentures but will not be adjusted for accrued interest.

In August 2007, the Board of Directors of VeriSign authorized the use of the net proceeds from the issuance of the Debentures to repurchase shares of its common stock in addition to the previously approved 2006 stock repurchase program. The Company used proceeds from the issuance of the convertible debentures to repurchase 12.2 million shares of its common stock for an aggregate of approximately $350.0 million. Additionally, the Company entered into a $600.0 million Accelerated Share Repurchase (“ASR”) agreement and a $200.0 million Guaranteed Share Repurchase (“GSR”) agreement with two independent financial institutions. In August 2007, 12.9 million shares of the Company’s common stock were delivered to the Company, and the Company expects to receive delivery of up to 6.6 million additional shares of its common stock no later than December 2007. Under the terms of the ASR agreement under the terms of the GSR agreement, in September 2007, 6.3 million shares of the Company’s common stock were settled and delivered to the Company.